Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-69848

The information in this prospectus supplement is not complete and may be changed. The registration statement to which this preliminary prospectus supplement relates has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 4, 2007

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 29, 2002)

5,000,000 Shares

Common Stock

This is an offering of 5,000,000 shares of common stock of Anthracite Capital, Inc. A substantial portion of the net proceeds from this offering may be used to repay outstanding borrowings under our credit facility and repurchase agreement with affiliates of Lehman Brothers Inc., an underwriter in this offering. See ‘‘Use of Proceeds.’’

Our common stock is listed on the New York Stock Exchange under the symbol ‘‘AHR.’’ The last reported sale price of our common stock on June 1, 2007 was $12.23 per share.

Investing in our common stock involves risks. See ‘‘Risk Factors’’ beginning on page S-5 of this prospectus supplement, page 2 of the accompanying prospectus and page 20 of our Annual Report on Form 10-K for the year ended December 31, 2006 to read about factors you should consider before buying shares of our common stock.

	Per Share	Total
Price to the public	$	$
Underwriting discounts and commissions	$	$
Proceeds to us (before expenses)	$	$

We have granted the underwriters the option to purchase 750,000 additional shares of our common stock on the same terms and conditions set forth above if the underwriters sell more than 5,000,000 shares of our common stock in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Lehman Brothers on behalf of the underwriters, expects to deliver the shares on or about June     , 2007.

LEHMAN BROTHERS

Deutsche Bank Securities

    Jefferies & Company

Stifel Nicolaus

            , 2007

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus and any free writing prospectuses prepared by us or on our behalf. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the date such information is presented, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of shares of our common stock. Our business, prospects, financial condition and results of operations may have changed since such dates.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the shares of our common stock or possession or distribution of this prospectus supplement and the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

i

Summary

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. Because it is a summary, it may not contain all of the information that is important to you in deciding whether to invest in our common stock. To understand this offering fully, you should read carefully this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein, including the risk factors discussed below, in the accompanying prospectus and in the incorporated documents. In this prospectus supplement and the accompanying prospectus, unless otherwise indicated, ‘‘Anthracite,’’ the ‘‘Company,’’ ‘‘we,’’ ‘‘us’’ and ‘‘our’’ refer to Anthracite Capital, Inc. and its subsidiaries. Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters do not exercise the option to purchase additional shares in full described under the heading ‘‘Underwriting.’’

Anthracite Capital, Inc.

We are a specialty finance company that invests in commercial real estate assets on a global basis. We seek to generate income from the spread between the interest income, gains and net operating income on our commercial real estate assets and the interest expense from borrowings to finance our investments. Our primary activities are investing in high yielding commercial real estate debt and equity. We combine traditional real estate underwriting and capital markets expertise to maximize the opportunities arising from the continuing integration of these two disciplines. We focus on acquiring pools of performing loans in the form of commercial mortgage-backed securities (‘‘CMBS’’), issuing secured debt backed by CMBS and providing strategic capital for the commercial real estate industry in the form of mezzanine loan financing. We also began investing in diversified portfolios of commercial real estate in the United States during December 2005.

Our primary investment activities are conducted in three investment sectors: (i) commercial real estate securities, (ii) commercial real estate loans and (iii) commercial real estate equity. The commercial real estate securities portfolio provides diversification and high yields that are adjusted for anticipated losses over a period of time (typically, a ten-year weighted average life) and can be financed through the issuance of secured debt that matches the life of the investment. Commercial real estate loans and equity provide attractive risk adjusted returns over shorter periods of time through strategic investments in specific property types or regions.

We are a Maryland corporation, managed by BlackRock Financial Management, Inc., or the manager, a subsidiary of BlackRock, Inc., or BlackRock, a publicly traded (NYSE:BLK) asset management company with approximately $1.154 trillion in global assets under management at March 31, 2007. The manager provides an operating platform that incorporates significant asset origination, risk management and operational capabilities. We commenced operations on March 24, 1998.

Our principal executive offices are located at 40 East 52nd Street, New York, New York 10022, and our telephone number is (212) 810-3333. Our website is www.anthracitecapital.com. The information on our website is not considered part of this prospectus supplement or the accompanying prospectus. You may obtain copies of this prospectus supplement, the accompanying prospectus and all documents incorporated herein by reference (other than the exhibits to such documents unless the exhibits are specifically incorporated herein by reference in the documents that this prospectus supplement and the accompanying prospectus incorporate by reference) without charge upon written or oral request to Anthracite Capital, Inc. at the address and telephone number under ‘‘Incorporation of Certain Information by Reference.’’

About the Manager

BlackRock is one of the world’s largest publicly traded (NYSE:BLK) investment management firms. As of March 31, 2007, the assets under management of BlackRock were approximately $1.154 trillion, including more than $25 billion in real estate equity and debt. BlackRock manages assets on behalf of institutions and individuals worldwide through a variety of equity, fixed income, cash management and alternative investment products. Merrill Lynch & Co. Inc., or Merrill Lynch, has an approximate 49% stake in BlackRock’s equity while PNC Financial Services Group, Inc., or PNC, has an approximate 34% stake. The remaining approximate 17% is held by BlackRock employees and the public. We may transact business, including the purchase of mortgage pools, with either Merrill Lynch or PNC.

Recent Developments

On May 29, 2007, we issued $50 million of senior unsecured notes due in 2017 in a private placement. The notes bear interest at a fixed rate of 7.772% until July 2012 and thereafter at a rate equal to 3-month LIBOR plus 2.55%.

On May 22, 2007, our board of directors declared a second quarter 2007 cash dividend of $0.30 per share of common stock, representing a 3.4% increase over the prior dividend level of $0.29 per share. The dividend will be payable on July 31, 2007 to common stockholders of record on June 29, 2007.

On May 1, 2007, we entered into a master repurchase agreement with Lehman Commercial Paper Inc. (the ‘‘Lehman Repurchase Agreement’’).

On April 19, 2007, we, as sponsor, entered into a multicurrency revolving credit facility agreement with AHR Capital Limited, as borrower, and Lehman Commercial Paper Inc., UK Branch, as the initial lender (the ‘‘Lehman Facility’’).

In April 2007, we issued €50 million junior subordinated notes due in 2022 in private placements. The notes bear interest at a rate equal to 3-month Euribor plus 2.6%.

 The Offering

Issuer	Anthracite Capital, Inc.

Common stock offered	5,000,000 shares

Common stock outstanding after the offering	63,370,881 shares[1]

Underwriters’ option to purchase additional shares	Up to 750,000 shares

New York Stock Exchange symbol	AHR

Dividend policy	We have a longstanding policy to distribute dividends consistent with our long-term earnings potential by analyzing factors such as credit performance, reinvestment opportunities, interest rates and previous earnings results. We are generally required to distribute dividends to our stockholders in an amount each year at least equal to the sum of (1) 90% of our ‘‘REIT taxable income,’’ with certain adjustments, and (2) 90% of our after tax net income, if any, from foreclosure property, minus (3) the sum of certain items of noncash income.

Use of proceeds	We intend to use the net proceeds: (i) to finance our commercial real estate strategies, which will include investments in commercial real estate securities and commercial real estate loans; and (ii) pending utilization of these net proceeds for our commercial real estate strategies, for general corporate purposes, which may include the permanent repayment of all outstanding borrowings under the Lehman Facility and under the Lehman Repurchase Agreement and the temporary repayment of certain of our other outstanding borrowings. Lehman Commercial Paper Inc., UK Branch and Lehman Commercial Paper Inc. are affiliates of Lehman Brothers Inc., an underwriter in this offering. See ‘‘Use of Proceeds.’’

Risk factors	Investing in our common stock involves certain risks, which are described under ‘‘Risk Factors’’ in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein, including our Annual Report on Form 10-K for the year ended December 31, 2006.

[1]	The number of shares of our common stock that will be outstanding after the offering is based on 58,370,881 shares outstanding as of May 9, 2007 and excludes the underwriters’ option to purchase up to 750,000 additional shares of our common stock.

Summary Financial Data

The summary financial data set forth below is derived from our audited financial statements for the years ended December 31, 2006, 2005 and 2004 and from our unaudited financial statements for the three months ended March 31, 2007 and 2006. Our unaudited interim results, in the opinion of management, reflect all adjustments (consisting solely of normal recurring adjustments), which are necessary to present fairly the results for the unaudited interim periods. Our unaudited interim results for the three months ended March 31, 2007 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2007. The following summary financial data should be read in conjunction with the more detailed information contained in the financial statements and notes thereto and ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which are incorporated by reference into this prospectus supplement.

	As of or for the three months ended March 31, 2007	As of or for the three months ended March 31, 2006	As of or for the years ended December 31,
			2006	2005	2004
	(dollars in thousands, except per share data)
Operating data:
Interest income	$73,402	$62,401	$275,986	$231,768	$194,967
Other income	9,956	9,342	27,431	12,146	8,899
Interest expense	55,839	46,525	212,388	163,458	128,166
Other operating expenses	8,258	5,323	25,830	19,181	12,383
Other gains (losses)(1)	7,019	247	13,906	9,322	(20,125)
Income from discontinued operations(2)	—	—	1,366	—	—
Net income	26,280	20,142	80,471	70,597	43,192
Net income available to common stockholders	24,003	18,794	75,079	65,205	25,768
Per share data:
Net income
Basic	$0.41	$0.33	$1.31	$1.20	$0.50
Diluted	0.41	0.33	1.31	1.20	0.50
Dividends declared per common share	0.29	0.28	1.15	1.12	1.12
Balance sheet data:
Total assets	$5,388,386	$4,514,181	$5,218,263	$4,234,825	$3,729,134
Total liabilities	4,639,291	3,893,169	4,562,154	3,636,807	3,215,396
Total stockholders’ equity	749,095	621,012	656,109	598,018	513,738

(1)	Other gains (losses) for the three months ended March 31, 2007 of $7,019 consisted primarily of the sale of a retained CDO bond with an adjusted purchase price of $43,022, resulting in a gain of $6,630. In addition, we sold eight residential mortgage-backed securities with an adjusted purchase price of $128,135. These sales resulted in a gain of $546 from six securities and a loss of $15 from the remaining two securities. Other gains (losses) for the three months ended March 31, 2006 of $247 consisted primarily of a gain of $950 related to securities held-for-trading and a loss of $(781) related to impairment of assets. Other gains (losses) for the year ended December 31, 2006 of $13,906 consisted primarily of a loss of $(7,880) related to impairments on assets, a gain of $3,254 related to securities held-for-trading, a gain of $2,161 related to foreign currency, a loss of $(12,661) related to a change in our hedging policy and a gain of $29,032 related to the sale of securities available-for-sale. Other gains (losses) for the year ended December 31, 2005 of $9,322 consisted primarily of a loss of $(5,088) related to impairments on assets and a gain of $16,543 related to securities available-for-sale. Other gains (losses) for the year ended December 31, 2004 of $(20,125) consisted primarily of a gain of $17,544 related to securities available-for-sale, a loss of $(26,018) related to impairments on assets and a loss of $(11,464) related to securities held-for-trading.
(2)	At December 31, 2006, we owned 29 trusts (‘‘Controlling Class’’) in which we through our investment in subordinated CMBS of such trusts are in the first loss position. We purchased a defaulted loan from a Controlling Class CMBS trust during the first quarter of 2006. Subsequent to the loan purchase, we acquired the property at foreclosure. We sold the property during the second quarter of 2006 and recorded a gain from discontinued operations of $1,366 on the consolidated statement of operations.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following information, together with the other information contained in this prospectus supplement, the accompanying prospectus and other documents that are incorporated by reference into this prospectus supplement, including the section entitled ‘‘Risk Factors’’ in our Annual Report on Form 10-K for the year ended December 31, 2006, before buying our common stock.

The trading price of our common stock is affected by many factors and could be volatile.

The market value of our common stock could be substantially affected by various factors and may depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	additional issuances of common stock;

•	general economic conditions; and

•	our financial condition, performance and prospects, including our ability or inability to meet analyst expectations.

We may not be able to pay dividends upon events of default under our financing documents.

Some of our financing documents contain restrictions on dividends upon the occurrence of events of default thereunder. If such an event of default occurs, such as our failure to pay principal at maturity or interest when due for a specified period of time, we would be prohibited from making payments on our capital stock, including our common stock.

The ‘‘taxable mortgage pool’’ rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.

Certain of our securitizations have resulted in the creation of taxable mortgage pools for federal income tax purposes. As a REIT, so long as we own 100% of the equity interests in a taxable mortgage pool, we would generally not be adversely affected by the characterization of the securitization as a taxable mortgage pool. Certain categories of stockholders, however, such as foreign stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. In addition, to the extent that our stock is owned by tax-exempt ‘‘disqualified organizations,’’ such as certain government-related entities and charitable remainder trusts that are not subject to tax on unrelated business income, under recently issued IRS guidance, we may incur a corporate level tax on a portion of our income from the taxable mortgage pool. In that case, we may reduce the amount of our distributions to any disqualified organization whose stock ownership gave rise to the tax. See ‘‘Federal Income Tax Considerations—Taxation of Anthracite Capital, Inc.— Taxable Mortgage Pools and Excess Inclusion Income’’ and ‘‘Federal Income Tax Considerations—Taxation of Stockholders—Taxation of Tax-Exempt Stockholders.’’ Moreover, we could be precluded from selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.

Forward-Looking Information

Certain statements contained herein constitute ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as ‘‘trend,’’ ‘‘opportunity,’’ ‘‘pipeline,’’ ‘‘believe,’’ ‘‘comfortable,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘current,’’ ‘‘intention,’’ ‘‘estimate,’’ ‘‘position,’’ ‘‘assume,’’ ‘‘potential,’’ ‘‘outlook,’’ ‘‘continue,’’ ‘‘remain,’’ ‘‘maintain,’’ ‘‘sustain,’’ ‘‘seek,’’ ‘‘achieve’’ and similar expressions, or future or conditional verbs such as ‘‘will,’’ ‘‘would,’’ ‘‘should,’’ ‘‘could,’’ ‘‘may’’ or similar expressions. We caution that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in our Securities and Exchange Commission (‘‘SEC’’) reports and those identified elsewhere in this prospectus supplement and the accompanying prospectus, the following factors, among others, could cause actual results to differ materially from those anticipated in forward-looking statements or historical performance:

(1)	the introduction, withdrawal, success and timing of business initiatives and strategies;

(2)	changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in the value of our assets;

(3)	the relative and absolute investment performance and operations of BlackRock Financial Management, Inc., our manager;

(4)	the impact of increased competition;

(5)	the impact of future acquisitions and divestitures;

(6)	the unfavorable resolution of legal proceedings;

(7)	the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to us or our manager;

(8)	terrorist activities and international hostilities, which may adversely affect the general economy, domestic and global financial and capital markets, specific industries and us;

(9)	the ability of our manager to attract and retain highly talented professionals;

(10)	fluctuations in foreign currency exchange rates; and

(11)	the impact of changes to tax legislation and, generally, our tax position.

Forward-looking statements speak only as of the date they are made. We do not undertake, and specifically disclaim any obligation, to release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

 Use of Proceeds

We estimate that the net proceeds from this offering, assuming a public offering price of $12.23 per share (the last reported sales price of our common stock on the New York Stock Exchange on June 1, 2007) and after deducting the underwriting discounts and commissions and estimated offering expenses, will be approximately $57.8 million (or approximately $66.6 million if the underwriters exercise their option to purchase additional shares in full). We intend to use the net proceeds:

•	to finance our commercial real estate strategies, which will include investments in commercial real estate securities and commercial real estate loans; and

•	pending utilization of these net proceeds for our commercial real estate strategies, for general corporate purposes, which may include the permanent repayment of all outstanding borrowings under the Lehman Facility and under the Lehman Repurchase Agreement and the temporary repayment of certain of our other outstanding borrowings.

As stated above, pending the closings of investments that are part of our commercial real estate strategies, we may use a portion of the net proceeds to pay down debt. When we are required to fund such investments, we expect to incur new borrowings under our existing or new credit facilities or through the issuance of new debt.

Indebtedness under the Lehman Facility matures on June 18, 2007, with two 30-day options to extend. As of June 1, 2007, we had $33.2 million of indebtedness outstanding under the Lehman Facility and under the Lehman Repurchase Agreement. The weighted average interest rate of indebtedness under the Lehman Facility and the Lehman Repurchase Agreement from April 19, 2007 through June 1, 2007 was 7.32%. Net proceeds from borrowings under the Lehman Facility and Lehman Repurchase Agreement were used to finance our commercial real estate strategies, including investments in commercial real estate securities and commercial real estate loans. Lehman Commercial Paper Inc., UK Branch and Lehman Commercial Paper Inc. are affiliates of Lehman Brothers Inc., an underwriter in this offering, and may receive a substantial portion of the net proceeds from the offering. This offering will be made in compliance with the requirements of Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc. See ‘‘Underwriting—Relationships; NASD Conduct Rules.’’

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock has been listed and traded on the New York Stock Exchange under the symbol ‘‘AHR’’ since our initial public offering in March 1998. The following table sets forth, for the periods indicated, the high, low and last sale prices in dollars on the New York Stock Exchange for our common stock and the dividends declared by us with respect to the periods indicated as were traded during these respective time periods.

	High	Low	Last Sale	Dividends Declared
2007
First Quarter	$13.96	$11.31	$12.00	$0.29
Second Quarter (through June 1, 2007)	$12.48	$11.60	$12.23	$0.30
2006
First Quarter	$11.22	$10.56	$10.98	$0.28
Second Quarter	12.28	10.27	12.16	0.29
Third Quarter	13.44	11.86	12.86	0.29
Fourth Quarter	14.42	11.50	12.73	0.29
2005
First Quarter	$12.21	$10.85	$11.14	$0.28
Second Quarter	12.40	10.50	11.85	0.28
Third Quarter	12.19	11.33	11.58	0.28
Fourth Quarter	11.28	10.16	10.53	0.28

On June 1, 2007, the last reported sale price of our common stock as reported on the New York Stock Exchange was $12.23 per share. As of May 9, 2007, there were 58,370,881 shares of our common stock outstanding.

On May 22, 2007, our board of directors declared a second quarter 2007 cash dividend of $0.30 per share of common stock, representing a 3.4% increase over the prior dividend level of $0.29 per share. The dividend will be payable on July 31, 2007 to common stockholders of record on June 29, 2007. We have a longstanding policy to distribute dividends consistent with our long-term earnings potential by analyzing factors such as credit performance, reinvestment opportunities, interest rates and previous earnings results. Quarterly earnings may fluctuate around the dividend level due to these factors as well as timing of capital raising activity and capital deployment. We are generally required to distribute dividends to our stockholders in an amount each year at least equal to the sum of (1) 90% of our ‘‘REIT taxable income,’’ with certain adjustments, and (2) 90% of our after tax net income, if any, from foreclosure property, minus (3) the sum of certain items of noncash income. See ‘‘Federal Income Tax Considerations.’’

Capitalization

The following table sets forth our consolidated capitalization as of March 31, 2007:

•	on an actual basis; and

•	as adjusted to give effect to our receipt of proceeds from the sale of 5,000,000 shares of our common stock offered by us in this offering, assuming a public offering price of $12.23 per share (the last reported sales price of our common stock on the New York Stock Exchange on June 1, 2007) and after deducting underwriting discounts and estimated offering expenses payable by us, and the use of these proceeds as described under ‘‘Use of Proceeds.’’

This information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and notes thereto included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2007 incorporated by reference in this prospectus supplement.

	March 31, 2007
	Actual	As Adjusted
	(dollars in thousands)
Debt(1)	$4,159,738	$4,159,738
Stockholders’ equity:
Preferred Stock, 100,000,000 shares authorized:
9.375% Series C Preferred Stock, liquidation preference $57,500, actual and as adjusted	55,435	55,435
8.25% Series D Preferred Stock, liquidation preference $86,250, actual and as adjusted	83,306	83,306
Common stock, par value $0.001 per share: 400,000,000 shares authorized; 58,322,480 shares issued and outstanding on an actual basis, 63,322,480 shares issued and outstanding on an as adjusted basis(2)	58	63
Additional paid-in capital	635,766	693,604
Dividends in excess of earnings	(113,888)	(113,888)
Accumulated other comprehensive income	88,418	88,418
Total stockholders’ equity	749,095	806,938
Total capitalization(3)	$4,908,833	$4,966,676

(1)	Pending utilization of net proceeds from the offering for our commercial real estate strategies, we intend to use net proceeds for general corporate purposes, which may include the permanent repayment of all outstanding borrowings under the Lehman Facility and under the Lehman Repurchase Agreement and the temporary repayment of certain of our other outstanding borrowings. When we are required to fund investments that are part of our commercial real estate strategies, we expect to incur new borrowings under our existing or new credit facilities or through the issuance of new debt. See ‘‘Use of Proceeds.’’
The numbers in the above table do not reflect the following debt or other amounts incurred after March 31, 2007: (1) $33.2 million of indebtedness outstanding under the Lehman Facility and under the Lehman Repurchase Agreement, as of June 1, 2007, (2) $50 million aggregate principal amount of senior unsecured notes due in 2017 issued in May 2007 and (3) €50 million aggregate principal amount of junior subordinated notes due 2022 in April 2007. See ‘‘Summary—Recent Developments.’’
(2)	The number of shares of our common stock that will be outstanding after the offering is based on 58,370,881 shares outstanding as of May 9, 2007 and excludes the underwriters’ option to purchase up to 750,000 additional shares of our common stock.
(3)	If the underwriters exercise their option to purchase 750,000 additional shares of common stock in full, the number of issued and outstanding shares of our common stock would increase to 64,072,480, the common stock capitalization line item amount would increase to $64, the additional paid-in capital line item amount would increase by approximately $8,714, and the total stockholders’ equity and total capitalization line item amounts would increase accordingly. We expect to apply any additional proceeds from the exercise by the underwriters of their option to purchase additional shares or otherwise in the same manner as described under ‘‘Use of Proceeds.’’

 Federal Income Tax Considerations

The following is a summary of the material United States federal income tax consequences of an investment in common stock of Anthracite Capital, Inc. It supersedes, in its entirety, the corresponding discussion in the accompanying prospectus. For purposes of this section under the heading ‘‘Federal Income Tax Considerations,’’ references to ‘‘Anthracite Capital, Inc.,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ mean only Anthracite Capital, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the Internal Revenue Service (‘‘IRS’’), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this prospectus supplement. This summary is for general information only, and does not purport to discuss all aspects of federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts;

•	persons who hold our stock on behalf of another person as nominees;

•	persons who receive Anthracite Capital, Inc. stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding Anthracite Capital, Inc. stock as part of a ‘‘straddle,’’ ‘‘hedge,’’ ‘‘conversion transaction,’’ ‘‘synthetic security’’ or other integrated investment;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold their stock as a capital asset, which generally means as property held for investment.

The federal income tax treatment of holders of our stock depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our stock will depend on the stockholder’s particular tax circumstances. For example, a shareholder that is a partnership or trust that has issued an equity interest to certain types of tax exempt organizations may be subject to a special entity-level tax if we make distributions attributable to ‘‘excess inclusion income.’’ See ‘‘—Taxable Mortgage Pools and Excess Inclusion Income.’’ A similar tax may be payable by persons who hold our stock as nominees on behalf of such tax exempt organizations. You are urged to consult your tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you, in light of your particular investment or tax circumstances, of acquiring, holding, exchanging, or otherwise disposing of our stock.

Taxation of Anthracite Capital, Inc.

We have elected to qualify for federal income tax purposes as a real estate investment trust, or ‘‘REIT’’, commencing with our taxable year ended December 31, 1998. We believe that we have been organized, have operated, and expect to continue to operate in such a manner as to qualify for taxation as a REIT.

The law firm of Skadden, Arps, Slate, Meagher & Flom LLP has acted as our tax counsel in connection with the preparation of this prospectus supplement. In connection with, and prior to the issuance of any shares of common stock hereunder, we will receive the opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that, commencing with our initial taxable year that ended on December 31, 1998, we were organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and our actual method of operation through the date thereof has enabled, and our proposed method of operation will enable, Anthracite Capital, Inc. to meet the requirements for qualification and taxation as a REIT. It must be emphasized that an opinion of counsel is expressed as of the date given, is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by the management of Anthracite Capital, Inc. and affiliated entities regarding our organization and the past, present and future conduct of our business operations. Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code and the Treasury regulations issued thereunder, including requirements relating to the nature and composition of our assets and income. Our ability to comply with the REIT asset requirements also depends, in part, upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination.

While we intend to operate so as to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in circumstances, no assurance can be given by Skadden, Arps, Slate, Meagher & Flom LLP or us that we will so qualify for any particular year. Counsel will have no obligation to advise us or the holders of our stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

    Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements to which REITs are subject. The material qualification requirements are summarized below under ‘‘—Requirements for Qualification— General.’’ While we intend to operate so that Anthracite Capital, Inc. qualifies as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See ‘‘—Failure to Qualify.’’

Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay, and therefore will not be subject to federal corporate income tax on net income that we distribute to stockholders on a current basis. This treatment substantially eliminates the ‘‘double taxation’’ at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

Legislation that was enacted in 2003, and subsequently amended, reduces the rate at which most individuals, trusts and estates are taxed on corporate dividends, from a maximum of 38.6% (as ordinary income) to a maximum of 15% (the same as long-term capital gains) for the period through and including the 2010 tax year. With limited exceptions, however, dividends received from us and from other entities that are taxed as REITs are generally not eligible for the reduced rates, and will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010. See ‘‘Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.’’

Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as any capital gains that we recognize. See ‘‘Taxation of Stockholders.’’ In addition, dividends from us are not eligible for a dividends received deduction in the hands of our stockholders.

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the ‘‘alternative minimum tax’’ on our items of tax preference, including any deductions of net operating losses.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See ‘‘—Prohibited Transactions’’, and ‘‘—Foreclosure Property’’, below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as ‘‘foreclosure property’’, we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we derive ‘‘excess inclusion income’’ from an interest in certain mortgage loan securitization structures (i.e., a ‘‘taxable mortgage pool’’ or a residual interest in a real estate mortgage investment conduit, or ‘‘REMIC’’), we could be subject to corporate level federal income tax at a 35% rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as ‘‘disqualified organizations’’ that are not subject to unrelated business income tax. See ‘‘—Taxable Mortgage Pools and Excess Inclusion Income’’ below.

•	If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, adjusted to reflect the profit margin associated with our gross income.

•	If we should fail to satisfy the asset or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%), if that amount exceeds $50,000 per failure.

•	If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed, plus (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in ‘‘—Requirements for Qualification—General.’’

•	A 100% tax may be imposed on transactions between us and a taxable REIT subsidiary (as described below) that do not reflect arm’s length terms.

•	If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a tax-deferred transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	The earnings of our subsidiaries could be subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

    Requirements for Qualification—General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer ‘‘individuals’’ (as defined in the Internal Revenue Code to include specified tax-exempt entities); and

(7)	which meets other tests described below, including with respect to the nature of its income and assets.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in our case, was 1998). Our charter provides restrictions regarding the ownership and transfers of its shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above.

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year end, and therefore satisfy this requirement.

The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under ‘‘—Income Tests,’’ in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met. In addition, a REIT that makes use of these relief provisions must pay a penalty tax that is based upon the magnitude of the violation. Similar relief is available in the case of certain violations of the REIT asset requirements (see ‘‘—Asset Tests’’ below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax, or, in some cases, where the violation is de minimis. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

    Effect of Subsidiary Entities

Ownership of Partnership Interests.    Where we are a partner in an entity that is treated as a partnership for federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is generally based on our capital interest in the partnership. In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in ‘‘Tax Aspects of Investments in Affiliated Partnerships.’’

Disregarded Subsidiaries.    Where we own a corporate subsidiary that is a ‘‘qualified REIT subsidiary,’’ that subsidiary is generally disregarded for federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a ‘‘taxable REIT subsidiary’’ as described below, that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which Anthracite Capital, Inc. holds an equity interest, are sometimes referred to herein as ‘‘pass-through subsidiaries.’’

In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or a disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See ‘‘—Asset Tests’’ and ‘‘—Income Tests.’’

Taxable Subsidiaries.    In general, we may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a taxable REIT subsidiary (‘‘TRS’’). We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation, and we are generally not treated as receiving any income that such a subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we generally treat the dividends paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets, and generally do not include income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or foreign currency gains.

We own stock of certain TRSs that are organized outside of the United States. Special rules apply in the case of income earned by a taxable subsidiary corporation that is organized outside of the United States. Depending upon the nature of the subsidiary’s income, the parent REIT may be required to include in its taxable income an amount equal to its share of the subsidiary’s income, without regard to whether, or when, such income is distributed by the subsidiary. See ‘‘—Income Tests’’ below. A TRS that is organized outside of the United States may, depending upon the nature of its operations, be subject to little or no federal income tax. We currently expect that our offshore TRSs will operate in a manner so that they will generally not be subject to United States federal income tax on their net income at the entity level.

    Income Tests

In order to qualify as a REIT, we must satisfy two annual gross income requirements. First, at least 75% of our gross income for each taxable year, excluding any gross income from sales of inventory or dealer property in ‘‘prohibited transactions,’’ generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage backed securities and other financing structures), ‘‘rents from real property,’’ dividends received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from any prohibited transactions and from certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Interest income constitutes qualifying mortgage interest for purposes of the 75% income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a ‘‘shared appreciation provision’’), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the property is not held as inventory or dealer property. To the extent that we derive interest income from a mortgage loan, or income from the rental of real property, where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.

We and our subsidiaries have invested in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor applicable to mezzanine loans. Under the Revenue Procedure, if a mezzanine loan meets each of the requirements contained in the Revenue Procedure, (1) the mezzanine loan will be treated by the IRS as a real estate asset for purposes of the asset tests described below, and (2) interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to structure, and we believe that we have in the past structured, any investments in mezzanine loans in a manner that complies with the various requirements applicable to our qualification as a REIT. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, however, there can be no assurance that the IRS will not challenge the tax treatment of these loans.

We and our subsidiaries also have invested in real estate mortgage investment conduits, or REMICs, and we may invest in other types of commercial mortgage backed securities, or CMBS. See below under ‘‘—Asset Tests’’ for a discussion of the effect of such investments on our qualification as a REIT.

We may hold certain participation interests, including B-Notes, in mortgage loans and mezzanine loans. Such interests in an underlying loan are generally created by virtue of a participation or similar agreement to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations which absorb losses first in the event of a default by the borrower. We believe that our participation interests generally qualify as real estate assets for purposes of the REIT asset tests described below, and that the interest that we derive from such investments will be treated as qualifying mortgage interest for purposes of the 75% income test. The appropriate treatment of participation interests for federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT. See ‘‘—Taxation of REITs in General,’’ ‘‘—Requirements for Qualification— General,’’ ‘‘—Asset Tests’’ and ‘‘—Failure to Qualify.’’

Rents will qualify as ‘‘rents from real property’’ in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as ‘‘rents from real property’’ unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based, in whole or in part, on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as ‘‘rents from real property,’’ we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an ‘‘independent contractor’’ from which we derive no revenue. We are permitted, however, to perform services that are ‘‘usually or customarily rendered’’ in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the property. For purposes of this test, we are deemed to have received income from such non-customary services in an amount that is at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

We are subject to special rules applicable to certain types of income earned by taxable subsidiary corporations that are organized outside of the United States. These rules require that we include our share of such income in the parent REIT’s taxable income as it is earned by the subsidiary, without regard to whether, or when, the income is distributed by the subsidiary as a dividend. We believe, based upon the advice of counsel, that income inclusions with respect to any offshore TRSs should be qualifying income for purposes of the 95% gross income test (but not for the 75% gross income test), and we treat such income inclusions in that manner. Because there is no clear precedent with respect to the qualification of such income for purposes of the REIT gross income tests, however, no assurance can be given that the IRS will not assert a contrary position.

Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of the 95% gross income test (i.e., excluded from both the numerator and the denominator), provided that specified requirements are met, including the requirement that the instrument hedges risks associated with our indebtedness that is incurred to acquire or carry ‘‘real estate assets’’ (as described below under ‘‘—Asset Tests’’), and the instrument is properly identified as a hedge, along with the risk that it hedges, within prescribed time periods. Income and gain from such transactions will not be qualifying income for the 75% gross income test, and income and gain from all other hedging transactions will generally not be qualifying income for either the 95% or 75% income test.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect, (2) we attach to our tax return a schedule of the sources of our income, and (3) any incorrect information on the schedule was not due to fraud with intent to evade tax. Those relief provisions generally will be available if our failure to meet the gross income tests was due to reasonable cause and not due to willful neglect, and we file a schedule of the sources of our gross income in accordance with Treasury regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under ‘‘—Taxation of REITs in General,’’ even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

    Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of ‘‘real estate assets,’’ cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs. Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 20% of the value of our total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset, or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as a ‘‘security’’ for purposes of the 10% value test, as explained below).

The Code contains a number of provisions applicable to REITs, including relief provisions that make it easier for REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

A second relief provision applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets, and $10,000,000, and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

The Code also provides that certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute ‘‘straight debt,’’ which includes, among other things, securities having certain specified contingency features. A security does not qualify as ‘‘straight debt’’ where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent, in whole or in part, on the profits of (or payments made by) a non-governmental entity, (e) any security (including debt securities) issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under ‘‘—Income Tests.’’ In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in that partnership.

Any interests that we hold in a REMIC will generally qualify as real estate assets, and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest qualifies for purposes of the REIT asset and income tests. If we hold a ‘‘residual interest’’ in a REMIC from which we derive ‘‘excess inclusion income,’’ we will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any losses or deductions otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction of any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities, may be subject to corporate-level income tax in our hands, whether or not it is distributed. See ‘‘Taxable Mortgage Pools and Excess Inclusion Income.’’

To the extent that we hold mortgage participations or CMBS that do not represent REMIC interests, such assets may not qualify as real estate assets, and the income generated from them might not qualify for purposes of either or both of the REIT income requirements, depending upon the circumstances and the specific structure of the investment.

We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. Certain of our mezzanine loans may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test. See ‘‘—Income Tests.’’ We may, however, hold some mezzanine loans that do not qualify for that safe harbor and that do not qualify as ‘‘straight debt’’ securities or for one of the other exclusions from the definition of ‘‘securities’’ for purposes of the 10% value test. We intend to make such investments in such a manner as not to fail the asset tests described above, and we believe that our existing investments satisfy such requirements.

Independent appraisals generally are not obtained to support our conclusions as to the value of our total assets, or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

    Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a)    the sum of

(1)	90% of our ‘‘REIT taxable income,’’ computed without regard to our net capital gains and the deduction for dividends paid, and

(2)	90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(b)	the sum of specified items of noncash income.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted for this purpose, and to give rise to a tax deduction for us, the distributions must not be ‘‘preferential dividends.’’ A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our ‘‘REIT taxable income,’’ as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion of our income. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (a) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (b) the tax that we paid on their behalf with respect to that income.

To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character of any distributions that are actually made as ordinary dividends or capital gains. See ‘‘—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.’’

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, plus (y) the amounts of income we retained and on which we have paid corporate income tax.

It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (a) our actual receipt of cash, including receipt of distributions from our subsidiaries, and (b) our inclusion of items in income for federal income tax purposes. Other potential sources of non-cash taxable income include:

•	‘‘residual interests’’ in REMICs or taxable mortgage pools,

•	loans or mortgage backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of its receipt in cash,

•	loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash.

In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.

In some circumstance we might be able to rectify a failure to meet the distribution requirements for a year by paying ‘‘deficiency dividends’’ to stockholders in a later year which is included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT status or being taxed on amounts distributed as deficiency dividends. We could, however, be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

    Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not willful neglect, and we pay a penalty of $50,000 for each such failure. Relief provisions are also potentially available for failures of the gross income tests and asset tests, as described above in ‘‘—Income Tests’’ and—Asset Tests.’’

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic stockholders that are individuals, trusts and estates would generally be taxable at capital gains rates (through 2010). In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

    Prohibited Transactions

Net income, if any, that we derive from a prohibited transaction is subject to a 100% tax. The term ‘‘prohibited transaction’’ generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own will be treated as held for sale, or as having been sold, to customers in the ordinary course of our business. Whether property is held ‘‘primarily for sale to customers in the ordinary course of a trade or business’’ depends, however, on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers in the ordinary course of business, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will generally be subject to tax in the hands of that corporation at regular corporate rates.

    Foreclosure Property

Foreclosure property is real property, and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease was at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that would not otherwise qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

    Foreign Investments

We and our subsidiaries may hold investments in, and pay taxes to, foreign countries. Taxes we pay in foreign jurisdictions may not be passed through to, or used by, our stockholders as a foreign tax credit or otherwise. Our foreign investments might also generate foreign currency gains and losses. Foreign currency gains are treated as income that does not qualify under the 95% or 75% income tests, unless certain technical requirements are met. No assurance can be given that these technical requirements will be met in the case of any foreign currency gains that we recognize directly or through pass-through subsidiaries, or that these technical requirements will not adversely affect our ability to satisfy the REIT qualification requirements.

    Derivatives and Hedging Transactions

We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that we or one of our pass-through subsidiaries enters into a hedging transaction to reduce risks associated with indebtedness incurred to acquire or carry real estate assets, and the instrument is properly identified as a hedge, along with the risk that it hedges, within prescribed time periods, any periodic income from the instrument, or gain from the disposition of such instrument, would not be treated as gross income for purposes of the REIT 95% gross income test (i.e., would be excluded from the calculation altogether), but would nonetheless be treated as non-qualifying income for the 75% gross income test.

To the extent that we hedge in other situations, the resultant income will be treated as income that does not qualify for purposes of both the 95% and 75% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

    Taxable Mortgage Pools and Excess Inclusion Income

An entity, or a portion of an entity, may be classified as a taxable mortgage pool (‘‘TMP’’) under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations,

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages,

•	the entity has issued debt obligations (liabilities) that have two or more maturities, and

•	the payments required to be made by the entity on its debt obligations (liabilities) ‘‘bear a relationship’’ to the payments to be received by the entity on the debt obligations that it holds as assets.

Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise ‘‘substantially all’’ of its assets, and therefore the entity would not be treated as a TMP. Our financing and securitization arrangements may give rise to TMPs, with the consequences described below.

Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT.

A portion of the REIT’s income from the TMP arrangement, which might be non-cash accrued income, could be treated as ‘‘excess inclusion income.’’ Under recently issued IRS guidance, including IRS Notice 2006-97, the REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to dividends paid. The REIT is required to notify stockholders of the amount of ‘‘excess inclusion income’’ allocated to them. A stockholder’s share of excess inclusion income:

•	cannot be offset by any losses or deductions otherwise available to the stockholder,

•	is subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and

•	results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders.

See ‘‘—Taxation of Stockholders.’’ Under the recently issued IRS guidance, to the extent that excess inclusion income is allocated to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as a government entity or charitable remainder trust), the REIT will be subject to tax on this income at the highest applicable corporate tax rate (currently 35%). In that case, the REIT could reduce distributions to such stockholders by the amount of such tax paid by it that is attributable to such stockholder’s ownership. Treasury regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. See ‘‘—Annual Distribution Requirements.’’ The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by the IRS guidance, we intend to make such determinations using a reasonable method. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

If a subsidiary partnership of ours that we do not wholly-own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for federal income tax purposes, and potentially could be subject to corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations, and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Tax Aspects of Investments in Affiliated Partnerships

    General

We may hold investments through entities that are classified as partnerships for federal income tax purposes. In general, partnerships are ‘‘pass-through’’ entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, and in computing our taxable income. Moreover, for purposes of the REIT asset tests, we will include in our calculations our proportionate share of any assets held by subsidiary partnerships. Our proportionate share of a partnership’s assets and income is generally based on our capital interest in the partnership. See ‘‘Taxation of Anthracite Capital, Inc.—Effect of Subsidiary Entities—Ownership of Partnership Interests.’’

    Entity Classification

Any investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any subsidiary partnership as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes (for example, if the IRS were to assert that a subsidiary partnership is a TMP). See ‘‘Taxation of Anthracite Capital, Inc.—Taxable Mortgage Pools and Excess Inclusion Income.’’ If any of these entities were treated as an association for federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in ‘‘Taxation of Anthracite Capital, Inc.—Asset Tests’’ and ‘‘—Income Tests,’’ and in turn could prevent us from qualifying as a REIT, unless we are eligible for relief from the violation pursuant to relief provisions described above. See ‘‘Taxation of Anthracite Capital, Inc.—Asset Tests,’’ ‘‘—Income Tests’’ and ‘‘—Failure to Qualify,’’ above, for discussion of the effect of failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the status of any subsidiary partnership for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements, without receiving any cash.

    Tax Allocations with Respect to Partnership Properties

Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes so that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a ‘‘book-tax difference’’). Such allocations are solely for federal income tax purposes, and do not affect the book capital accounts or other economic or legal arrangements among the partners.

To the extent that any subsidiary partnership acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules may apply to a contribution that we make to any subsidiary partnerships of the cash proceeds received in offerings of our stock. As a result, the partners in any subsidiary partnerships, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.

Taxation of Stockholders

    Taxation of Taxable Domestic Stockholders

Distributions.    As a REIT, the distributions that we make to our taxable domestic stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (15% maximum federal rate through 2010) which are applicable to qualified dividends from taxable C corporations received by domestic stockholders that are individuals, trusts and estates. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax),

•	dividends received by the REIT from TRSs or other taxable C corporations, or

•	income from subsequent sales of ‘‘built-in gain’’ property that had previously been acquired by the REIT from C corporations in tax-deferred carryover basis transactions (less the amount of corporate tax borne by the REIT on such income).

Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long term capital gains, if any. In that case, we might elect to apply certain provisions of the Internal Revenue Code that treat our stockholders as having received, solely for tax purposes, our undistributed capital gains. The stockholders would be taxable on this income, but would also receive a corresponding credit for the taxes that we paid on such undistributed capital gains. The stockholders would also be deemed to recontribute the after-tax amount of the income back to us, and would correspondingly increase the tax basis of their shares. See ‘‘Taxation of Anthracite Capital, Inc.— Annual Distribution Requirements.’’ Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of stockholders that are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are, to the extent of previously claimed depreciation deductions, subject to a 25% maximum federal income tax rate in lieu of the 15% capital gains rate that applies to certain taxpayers.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital, and will not be taxable to a stockholder, to the extent that the amount of such distributions does not exceed the adjusted tax basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See ‘‘Taxation of Anthracite Capital, Inc.—Annual Distribution Requirements.’’ Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits, as described above.

If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any losses or other deductions of the stockholder that would otherwise be available. See ‘‘Taxation of Anthracite Capital, Inc.—Taxable Mortgage Pools and Excess Inclusion Income.’’ As required by IRS guidance, we intend to disclose to our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Dispositions of Our Stock.    In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum federal income tax rate of 15% (through 2010) if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35% through 2010) if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may apply up to $3,000 per year, of the excess, if any, of capital losses over capital gains, to offset ordinary income). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving ‘‘reportable transactions’’ could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards ‘‘tax shelters,’’ are written quite broadly, and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our stock, or transactions that we might undertake directly or indirectly. Moreover, we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

    Taxation of Foreign Stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders. A ‘‘non-U.S. holder’’ is any person other than:

•	a citizen or resident of the United States,

•	a corporation or partnership created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia,

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or

•	a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our stock.

The discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.

Ordinary Dividends.    The portion of dividends received by non-U.S. holders that (1) is payable out of our earnings and profits, (2) is not attributable to our capital gains, and (3) is not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the foreign stockholder. Accordingly, we will withhold at a rate of 30% on any portion of a dividend that is paid to a non-U.S. holder and attributable to that holder’s share of our excess inclusion income. See ‘‘Taxation of Anthracite Capital, Inc.—Taxable Mortgage Pools and Excess Inclusion Income.’’ As required by recent IRS guidance, we intend to disclose to stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

Non-Dividend Distributions.    Unless our stock constitutes a U.S. real property interest (a ‘‘USRPI’’), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time that a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the stockholder’s proportionate share of our earnings and profits, plus (b) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (‘‘FIRPTA’’) at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends.    Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries (‘‘USRPI capital gains’’), will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under ‘‘—Taxation of Foreign Stockholders—Ordinary Dividends,’’ for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the amount of dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a ‘‘tax home’’ in the United States, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.

A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see ‘‘—Taxation of Foreign Stockholders—Ordinary Dividends’’), provided that (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We believe that our common stock is, and is likely to continue to be, ‘‘regularly traded’’ on an established securities exchange.

Dispositions of Our Stock.    Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is not currently anticipated that our stock will constitute a USRPI.

Even if the foregoing 50% test is not met, our stock nonetheless will not constitute a USRPI if we are a ‘‘domestically-controlled REIT.’’ A domestically-controlled REIT is a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. We believe that we are, and we expect to continue to be, a domestically-controlled REIT, and that a sale of our stock should not be subject to taxation under FIRPTA. No assurance can be given, however, that we will remain a domestically-controlled REIT.

In the event that we are not a domestically-controlled REIT, but our stock is ‘‘regularly traded,’’ as defined by applicable Treasury Department regulations, on an established securities market, a non-U.S. holder’s sale of our stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of such class of stock at all times during a specified testing period. As noted above, we believe that our common stock is, and is likely to continue to be, ‘‘regularly traded’’ on an established securities exchange.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a ‘‘tax home’’ in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Estate Tax.    If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

    Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income (‘‘UBTI’’). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity generally do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as ‘‘debt financed property’’ within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

To the extent, however, that we are (or a part of us, or a disregarded subsidiary of ours) is a TMP, or if we hold residual interests in a REMIC, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be treated as UBTI. If, however, excess inclusion income is allocable to some categories of tax-exempt stockholders that are not subject to UBTI, we will be subject to corporate level tax on such income, and, in that case, we may reduce the amount of distributions to those stockholders whose ownership gave rise to the tax. See ‘‘Taxation of Anthracite Capital, Inc.—Taxable Mortgage Pools and Excess Inclusion Income.’’ As required by recent IRS guidance, we intend to disclose to our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI, if we are a ‘‘pension-held REIT.’’ We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our stock, or (2) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, and should generally prevent us from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning Anthracite Capital, Inc. stock.

Other Tax Considerations

    Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

    State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment, and that of our stockholders, may not conform to the federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

ADDITIONAL MATERIAL PROVISIONS OF MARYLAND LAW AND OUR CHARTER
AND BYLAWS

The Maryland General Corporation Law provides that Maryland corporations that are subject to the Securities Exchange Act of 1934 and have at least three outside directors can elect by resolution of the board of directors to be subject to some corporate governance provisions that may be inconsistent with the corporation’s charter and bylaws. Under the applicable statute, a board of directors may classify itself without the vote of stockholders. A board of directors classified in that manner cannot be altered by amendment to the charter of the corporation. Further, the board of directors may, by electing into the applicable statutory provisions and notwithstanding the charter or bylaws:

•	provide that a special meeting of stockholders will be called only at the request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting;

•	reserve for itself the right to fix the number of directors;

•	provide that a director may be removed only by the vote of the holders of two-thirds of the stock entitled to vote; and

•	retain for itself sole authority to fill vacancies created by an increase in the size of the board or by the death, removal or resignation of a director.

Our board has elected into the last of the foregoing provisions providing that each vacancy on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. A director elected to fill a vacancy under this provision will serve for the balance of the unexpired term instead of until the next annual meeting of stockholders. A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. A corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute. We are not prohibited from implementing any or all of the statute. If implemented, these provisions could discourage offers to acquire our stock and could increase the difficulty of completing an offer to acquire our stock.

UNDERWRITING

Lehman Brothers Inc. is acting as the representative of the underwriters and the sole book-running manager for this offering. Under the terms of an underwriting agreement, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of our common stock shown opposite its name below:

Underwriters	Number of Shares
Lehman Brothers Inc.
Deutsche Bank Securities Inc.
Jefferies & Company, Inc.
Stifel, Nicolaus & Company, Incorporated
Total	5,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the obligation to purchase all of the shares of our common stock offered hereby (other than those shares of our common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or in the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

The representative of the underwriters has advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $    per share. After the offering, the representative may change the offering price and other selling terms.

The expenses of the offering that are payable by us are estimated to be approximately
$250,000 (excluding underwriting discounts and commissions).

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase, from time to time, in whole or in part, up to an aggregate of 750,000 additional shares at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 5,000,000 shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

We, our executive officers and directors and the manager have agreed not to, without the prior written consent of Lehman Brothers Inc.: (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the shares of our common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise. In addition, we have also agreed not to, without the prior written consent of Lehman Brothers Inc.: (i) file or cause to be filed a registration statement, including any amendments, with respect to the registration of any shares of our common stock or securities convertible, exercisable or exchangeable into our common stock or any other securities of us or (ii) publicly disclose the intention to do any of the foregoing. In addition, our executive officers and directors have agreed not to make any demand for or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for shares of our common stock, during the period ending 60 days after the date of this prospectus supplement.

With respect to us, the restrictions described above do not apply to: (a) the sale of the shares of our common stock to the underwriters pursuant to this prospectus supplement, (b) shares of our common stock issued upon the exercise of options granted under stock option plans existing as of the date of this prospectus supplement, (c) grants of stock, restricted common stock or restricted stock units in accordance with the terms of a plan in effect on the date of this prospectus supplement, (d) the filing of a registration statement with the Securities and Exchange Commission on Form S-8 relating to the offering of a stock award and incentive or other securities in accordance with the terms of a plan in effect on the date of this prospectus supplement, (e) shares of our common stock (or options, warrants or convertible securities relating to shares of our common stock) issued in connection with a bona fide merger or acquisition transaction, (f) the offer, issuance or sale of securities pursuant to our Dividend Reinvestment and Stock Purchase Plan existing as of the date of this prospectus supplement or (g) shares of our common stock issued pursuant to the Management Agreement between us and the manager.

With respect to our executive officers and directors who are subject to lock-up restrictions, the restrictions described above do not apply to: (a) transfers of shares of our common stock as a bona fide gift, will or intestacy, and (b) dispositions to a trust, provided that the shares of our common stock so transferred are subject to restrictions described above for the remainder of the 60-day restricted period.

Lehman Brothers Inc., in its sole discretion, may release the shares of our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, Lehman Brothers Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of our common stock and other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representative may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum;

•	A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering;

•	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions; or

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

If you purchase shares of our common stock offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Relationships; NASD Conduct Rules

Certain of the underwriters and their related entities have engaged and may engage in commercial and investment banking transactions with us in the ordinary course of their business. They have received customary compensation and expenses for these commercial and investment banking transactions. We intend to use the net proceeds of this offering to, among other things, repay outstanding borrowings under our credit facilities and repurchase assets under our repurchase agreements, which may include outstanding borrowings under the facility agreement dated as of April 19, 2007 among AHR Capital Limited, us and Lehman Commercial Paper Inc., UK Branch and assets under the master repurchase agreement dated as of May 1, 2007 between us and Lehman Commercial Paper Inc. As a result, such affiliates will receive over 10% of the net proceeds of this offering. Accordingly, this offering is being made in compliance with the requirements of Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc. Because a bona fide independent market exists for our common stock, the NASD does not require that we use a qualified independent underwriter for this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of our common stock described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to our common stock that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of common stock described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a ‘‘qualified investor’’ within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an ‘‘offer to the public’’ in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression ‘‘Prospectus Directive’’ means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the ‘‘Order’’) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the

Order (all such persons together being referred to as ‘‘relevant persons’’). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

 Legal Matters

Certain legal matters relating to Maryland law relating to the validity of the common stock being offered by this prospectus supplement are being passed upon for us by Miles & Stockbridge P.C., Baltimore, Maryland. Certain legal matters relating to New York law as well as some legal matters described under ‘‘Federal Income Tax Considerations’’ in this prospectus supplement will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Kirkland & Ellis LLP, New York, New York.

 Experts

Our financial statements included in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, independent registered public accounting form, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Deloitte & Touche LLP has informed us that the Public Company Accounting Oversight Board, in the ordinary course of its annual review of accounting firms, will review Deloitte & Touche LLP’s audit of our consolidated statement of financial condition as of December 31, 2006, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended.

 Incorporation of Certain Information by Reference

The SEC allows us to ‘‘incorporate by reference’’ documents we file with the SEC into this prospectus supplement, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus supplement. Any statement in this prospectus supplement or incorporated by reference into this prospectus supplement shall be automatically modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference in this prospectus supplement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We incorporate by reference into this prospectus supplement the documents listed below and all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion of the offering of all securities covered by the respective prospectus supplement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 16, 2007;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed on May 10, 2007;

•	Our Current Reports on Form 8-K or 8-K/A filed on February 13, 2007, March 1, 2007, March 9, 2007 (Item 8.01 only), April 23, 2007, April 25, 2007, May 7, 2007, May 10, 2007 (Item 8.01 only), May 25, 2007 and June 1, 2007;

•	Our Definitive Proxy Statement for the 2007 Annual Meeting of Stockholders, filed on April 18, 2007, as supplemented on May 3, 2007; and

•	The description of our common stock included in our registration statement on Form 8-A, filed on March 9, 1998.

You may request a copy of these filings, at no cost, by writing or telephoning us at:

Anthracite Capital, Inc.
40 East 52nd Street
New York, New York 10022
Telephone: (212) 810-3333

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

PROSPECTUS

$371,975,600

ANTHRACITE CAPITAL, INC.

COMMON STOCK, PREFERRED STOCK, DEBT SECURITIES AND WARRANTS

Anthracite Capital, Inc. may sell to the public:

•	common stock

•	preferred stock

•	debt securities

•	warrants to purchase common stock

•	warrants to purchase preferred stock

References in this prospectus to ‘‘Anthracite,’’ ‘‘we,’’ ‘‘us,’’ or ‘‘our’’ refer to Anthracite Capital, Inc. Prior to January 1998, our name was Anthracite Mortgage Capital, Inc.

We urge you to read this prospectus and the accompanying prospectus supplement, which will describe the specific terms of the common stock, the preferred stock, the debt securities and the warrants, carefully before you make your investment decision.

An investment in the securities being offered involves significant risks. See ‘‘Risk Factors’’ beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is April 29, 2002

 About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a ‘‘shelf’’ registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one of more offerings up to a total dollar amount of proceeds of $371,975,600. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading ‘‘Where You Can Find More Information.’’

 Where You Can Find More Information

We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information concerning us can be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including ours. Our common stock is listed and traded on the New York Stock Exchange. These reports, proxy statements and other information are also available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement filed with the SEC by us. The full registration statement can be obtained from the SEC as indicated above, or from us.

The SEC allows us to ‘‘incorporate by reference’’ the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC (File No. 1-13937) under the Securities Exchange Act of 1934 (the ‘‘Exchange Act’’), and these documents are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as amended by our annual Report on Form 10-K/A filed on April 29, 2002;

•	Our Current Report on Form 8-K filed on April 29, 2002;

•	Our Current Report on Form 8-K filed on February 13, 2002;

•	Our Definitive Proxy Statement filed on April 17, 2002; and

•	The description of the common stock contained in our registration statement on Form 8-A, filed on March 9, 1998, under the Exchange Act, including any amendment or report filed to update the description.

We incorporate by reference the documents listed above and any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes the statement. Any statement that is so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference to this prospectus. You may direct your requests to Investor Relations, Anthracite Capital, Inc., 40 East 52nd Street, New York, New York 10022 (telephone number (212) 409-3333).

 Cautionary Statement Concerning Forward-Looking Statements

Some statements contained or incorporated by reference in this registration statement constitute forward-looking statements as such term is defined in Section 27A of the Securities Act and Section 21 E of the Exchange Act. Some factors could cause actual results to differ materially from those in the forward-looking statements. Factors that might cause such a material difference include, but are not limited to:

(a)	changes in the general economic climate,

(b)	termination of the management agreement,

(c)	interest rate fluctuations,

(d)	our failure to qualify as a REIT and

(e)	general competitive factors.

 Anthracite Capital, Inc. and The Manager

Anthracite Capital, Inc., a Maryland corporation, was formed in November 1997 to invest in multifamily, commercial and residential mortgage loans, mortgage-backed securities and other real estate related assets in both U.S. and non-U.S. markets. Our business focuses on (i) originating high yield commercial real estate loans, which includes senior interests in partnerships that own real property and are reported as real estate or joint venture investments, (ii) investing in below investment grade commercial mortgage backed securities where the Company has the right to control the foreclosure/workout process on the underlying loans, and (iii) acquiring investment grade real estate related securities. We have elected to be taxed as a real estate investment trust (‘‘REIT’’) under the Internal Revenue Code of 1986, as amended (the ‘‘Code’’) beginning with our 1998 taxable year, and we will generally not be subject to federal income tax to the extent that we distribute our net income to our stockholders and qualify for taxation as a REIT. Our address is 40 East 52nd Street, New York, New York 10022 and our Internet address is www.anthracitecapital.com. The information on our Internet site is not part of this prospectus. Our operations are managed by BlackRock Financial Management, Inc. which is referred to in this prospectus as ‘‘BlackRock.’’ We have no ownership interest in BlackRock.

BlackRock is a subsidiary of PNC Bank, National Association, which is itself a wholly owned subsidiary of the PNC Financial Services Group, Inc. Established in 1988, BlackRock is a registered investment adviser under the Investment Advisers Act of 1940 and is one of the largest fixed-income investment management firms in the United States. BlackRock engages in investment and risk management as its sole businesses and specializes in the management of domestic and offshore fixed-income assets for pension and profit sharing plans, financial institutions such as banking and insurance companies and mutual funds for retail and institutional investors. The address of BlackRock is 40 East 52nd Street, New York, New York 10022 and BlackRock’s Internet address is www.blackrock.com. The information on BlackRock’s Internet site is not part of this prospectus.

 Risk Factors

Conflicts of interest of BlackRock may result in decisions that do not fully reflect stockholders’ best interests.

Anthracite and BlackRock have common officers and directors, which may present conflicts of interest in Anthracite’s dealings with BlackRock and its affiliates, including Anthracite’s purchase of assets originated by such affiliates. For example, Anthracite may purchase certain mortgage assets from PNC Bank, which owns 70% of the outstanding capital stock of BlackRock, Inc., the sole shareholder of BlackRock. PNC Bank will be able to influence the investment decisions of Anthracite.

BlackRock and its employees may engage in other business activities which could reduce the time and effort spent on the management of Anthracite. BlackRock also provides services to REITs not affiliated with us. As a result, there may be a conflict of interest between the operations of BlackRock and its affiliates in the acquisition and disposition of mortgage assets. In addition, BlackRock and its affiliates may from time to time purchase mortgage assets for their own account and may purchase or sell assets from or to Anthracite. Such conflicts may result in decisions and allocations of mortgage assets by BlackRock that are not in our best interests.

Although we have adopted investment guidelines, those guidelines give BlackRock significant discretion in investing. Anthracite’s investment and operating policies and the strategies that BlackRock uses to implement those policies may be changed at any time without the consent of stockholders.

We are dependent on BlackRock and the termination by us of our management agreement with BlackRock could result in a termination fee.

The management agreement between Anthracite and BlackRock provides for base management fees payable to BlackRock without consideration of the performance of Anthracite’s portfolio and also provides for incentive fees based on certain performance criteria, which could result in BlackRock recommending riskier or more speculative investments. Termination of the management agreement between Anthracite and BlackRock by Anthracite would result in the payment of a substantial termination fee, which could adversely affect Anthracite’s financial condition. Termination of the management agreement by Anthracite could also adversely affect Anthracite if Anthracite were unable to find a suitable replacement.

Interest rate fluctuations will affect the value of our mortgage assets, net income and common stock.

Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Interest rate fluctuations can adversely affect the income and value of our common stock in many ways and present a variety of risks, including the risk of a mismatch between asset yields and borrowing rates, variances in the yield curve and changing prepayment rates.

An interest rate mismatch could occur between asset yields and borrowing rates resulting in decreased yield.

Our operating results depend in large part on differences between the income from our assets (net of credit losses) and our borrowing costs. We fund a substantial portion of our assets with borrowings which have interest rates that reset relatively rapidly, such as monthly or quarterly. We anticipate that, in most cases, the income from our assets will respond more slowly to interest rate fluctuations than the cost of borrowings, creating a potential mismatch between asset yields and borrowing rates. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates tend to decrease our net income and market value of our net assets. Interest rate fluctuations that result in our interest expense exceeding interest income would result in Anthracite incurring operating losses.

Interest rate caps on our mortgage-backed securities may adversely affect our profitability.

Our adjustable-rate mortgage-backed securities are typically subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase through maturity of a mortgage-backed security. Our borrowings are not subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, we could experience a decrease in net income or a net loss because the interest rates on our borrowings could increase without limitation while the interest rates on our adjustable-rate mortgage-backed securities would be limited by caps.

Because we acquire fixed-rate securities, an increase in interest rates may adversely affect our profitability.

We also invest in fixed-rate mortgage-backed securities. In a period of rising interest rates, our interest payments could increase while the interest we earn on our fixed-rate mortgage-backed securities would not change. This would adversely affect our profitability.

A disproportionate rise in short term interest rates as compared to long term interest rates may adversely affect our income.

The relationship between short-term and long-term interest rates is often referred to as the ‘‘yield curve.’’ Ordinarily, short-term interest rates are lower than long-term interest rates. If short-term interest rates rise disproportionately relative to long-term interest rates (a flattening of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because our borrowings will primarily bear interest at short-term rates and our assets will primarily bear interest at medium-term to long-term rates, a flattening of the yield curve tends to decrease our net income and market value of our net assets. Additionally, to the extent cash flows from long-term assets that return scheduled and unscheduled principal are reinvested, the spread between the yields of the new assets and available borrowing rates may decline and also may tend to decrease the net income and market value of our net assets. It is also possible that short-term interest rates may adjust relative to long-term interest rates such that the level of short-term rates exceeds the level of long-term rates (a yield curve inversion). In this case, borrowing costs may exceed the interest income and operating losses could be incurred.

Our assets include subordinated commercial mortgage-backed securities which are subordinate in right of payment to more senior securities.

Our assets include a significant amount of subordinated commercial mortgage-backed securities, which are the most subordinate class of securities in a structure of securities secured by a pool of loans and accordingly are the first to bear the loss upon a restructuring or liquidation of the underlying collateral and the last to receive payment of interest and principal. We may not recover the full amount or, in extreme cases, any of our initial investment in such subordinated interests. Additionally, market values of these subordinated interests tend to be more sensitive to changes in economic conditions than more senior interests. As a result, such subordinated interests generally are not actively traded and may not provide holders thereof with liquidity of investment.

Our assets include mezzanine loans which have greater risks of loss than more senior loans.

Our assets include a significant amount of mezzanine loans which involve a higher degree of risk than long-term senior mortgage loans. In particular, a foreclosure by the holder of the senior loan could result in the mezzanine loan becoming unsecured. Accordingly, we may not recover some or all of our investment in such a mezzanine loan. Additionally, the Company may permit higher loan to value ratios on mezzanine loans than it would on conventional mortgage loans when it is entitled to share in the appreciation in value of the property securing the loan.

Prepayment rates can increase which would adversely affect yields on our investments.

The yield on investments in mortgage loans and mortgage-backed securities and thus the value of our common stock is sensitive to changes in prevailing interest rates and changes in prepayment rates, which results in a divergence between Anthracite’s borrowing rates and asset yields, consequently reducing income derived from our investments.

Our ownership of non-investment grade mortgage assets subjects us to an increased risk of loss.

We acquire mortgage loans and non-investment grade mortgage-backed securities, which are subject to greater risk of credit loss on principal and non-payment of interest in contrast to investments in senior investment grade securities.

Our mortgage loans are subject to certain risks.

We acquire, accumulate and securitize mortgage loans as part of our investment strategy. While holding mortgage loans, we are subject to risks of borrower defaults, bankruptcies, fraud and special hazard losses that are not covered by standard hazard insurance. Also, the costs of financing and hedging the mortgage loans can exceed the interest income on the mortgage loans. In the event of any default under mortgage loans held by us, we will bear the risk of loss of principal to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the mortgage loan. In addition, delinquency and loss ratios on Anthracite’s mortgage loans are affected by the performance of third-party servicers and special servicers.

We invest in multifamily and commercial loans which involve a greater risk of loss than single family loans.

Our investments include multifamily and commercial real estate loans which are considered to involve a higher degree of risk than single family residential lending because of a variety of factors, including generally larger loan balances, dependency for repayment on successful operation of the mortgaged property and tenant businesses operating therein, and loan terms that include amortization schedules longer than the stated maturity which provide for balloon payments at stated maturity rather than periodic principal payments. In addition, the value of multifamily and commercial real estate can be affected significantly by the supply and demand in the market for that type of property.

Limited recourse loans limit our recovery to the value of the mortgaged property.

A substantial portion of the mortgage loans we acquire may contain limitations on the mortgagee’s recourse against the borrower. In other cases, the mortgagee’s recourse against the borrower is limited by applicable provisions of the laws of the jurisdictions in which the mortgaged properties are located or by the mortgagee’s selection of remedies and the impact of those laws on that selection. In those cases, in the event of a borrower default, recourse may be limited to only the specific mortgaged property and other assets, if any, pledged to secure the relevant mortgage loan. As to those mortgage loans that provide for recourse against the borrower and their assets generally, there can be no assurance that such recourse will provide a recovery in respect of a defaulted mortgage loan greater than the liquidation value of the mortgaged property securing that mortgage loan.

The volatility of certain mortgaged property values may adversely affect our mortgage loans.

Commercial and multifamily property values and net operating income derived therefrom are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by plant closings, industry slowdowns and other factors); local real estate conditions (such as an oversupply of housing, retail, industrial, office or other commercial space); changes or continued weakness in specific industry segments; perceptions by prospective tenants, retailers and shoppers of the safety, convenience, services and attractiveness of the property; the willingness and ability of the property’s owner to provide capable management and adequate maintenance; construction quality, age and design; demographic factors; retroactive changes to building or similar codes; and increases in operating expenses (such as energy costs).

We invest in foreign mortgage loans and real properties which are subject to currency conversion risks, foreign tax laws and uncertainty of foreign laws.

We invest in mortgage loans secured by real property located outside the United States, which exposes us to currency conversion risks, foreign tax laws and the uncertainty of foreign laws.

Leveraging our investments may increase our exposure to loss.

Our charter does not expressly limit borrowings. We leverage our investments and thereby increase the volatility of our income and net asset value which may result in operating or capital losses. If borrowing costs increase, or if the cash flow generated by our assets decreases, our use of leverage will increase the likelihood that we will experience reduced or negative cash flow and reduced liquidity.

Our hedging transactions can limit our gains and increase our exposure to losses.

We use hedging strategies that involve risk and that may not be successful in insulating us from exposure to changing interest and prepayment rates. There can be no assurance that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

Failure to maintain REIT status would have adverse tax consequences.

To continue to qualify as a REIT, we must comply with requirements regarding the nature of our assets and our sources of income. If we are compelled to liquidate our mortgage-backed securities, we may be unable to comply with these requirements, ultimately jeopardizing our status as a REIT. For further discussion of these asset and source of income requirements, and the consequences of our failure to continue to qualify as a REIT, please see the ‘‘Federal Income Tax Considerations’’ section of this prospectus.

Potential future offerings could dilute the interests of holders of our common stock.

Stockholders will be subject to significant potential dilution from future equity offerings, including offerings of preferred stock and conversions of preferred stock or exercises of options or warrants which may have an adverse effect on the market price of our common stock.

Competition may adversely affect our ability to acquire assets.

Because of competition, we may not be able to acquire mortgage-backed securities at favorable yields.

Failure to maintain an exemption from the investment company act would restrict our operating flexibility.

We conduct our business so as not to become regulated as an investment company under the Investment Company Act of 1940 (the ‘‘1940 Act’’). Accordingly, we do not expect to be subject to the restrictive provisions of the 1940 Act. Failure to maintain an exemption from the 1940 Act would adversely affect our ability to operate.

Restrictions on ownership of our common stock may inhibit market activity.

In order for Anthracite to meet the requirements for qualification as a REIT at all times, our charter prohibits any person from acquiring or holding, directly or indirectly, shares of capital stock in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of any class of our capital stock. Our charter further prohibits (i) any person from beneficially or constructively owning shares of capital stock that would result in Anthracite being ‘‘closely held’’ under Section 856(h) of the Code or would otherwise cause Anthracite to fail to qualify as a REIT, and (ii) any person from transferring shares of capital stock if such transfer would result in shares of capital stock being beneficially owned by fewer than 100 persons. If any transfer of shares of capital stock occurs which, if effective, would result in a violation of one or more ownership limitations, then that number of shares of capital stock, the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole shares) shall be automatically transferred to a trustee of a trust for the exclusive benefit of one or more charitable beneficiaries, and the intended transferee may not acquire any rights in such shares; provided, however, that if any transfer occurs which, if effective, would result in shares of capital stock being owned by fewer than 100 persons, then the transfer shall be null and void and the intended transferee shall acquire no rights to the stock. Subject to certain limitations, our Board of Directors may waive the limitations for certain investors.

The authorized capital stock of Anthracite includes preferred stock issuable in one or more series. The issuance of preferred stock could have the effect of making an attempt to gain control of Anthracite more difficult by means of a merger, tender offer, proxy contest or otherwise. The currently outstanding preferred stock has a preference on dividend payments that could affect our ability to make dividend distributions to the common stockholders.

The provisions of our charter or relevant Maryland law may inhibit market activity and the resulting opportunity for the holders of our common stock to receive a premium for their common stock that might otherwise exist in the absence of such provisions. Such provisions also may make Anthracite an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of our common stock.

Material provisions of the Maryland General Corporation Law (‘‘MGCL’’) relating to ‘‘business combinations’’ and a ‘‘control share acquisition’’ and of the charter and bylaws of Anthracite may also have the effect of delaying, deterring or preventing a takeover attempt or other change in control of Anthracite that would be beneficial to stockholders and might otherwise result in a premium over then prevailing market prices. Although the bylaws of Anthracite contain a provision exempting the acquisition of our common stock by any person from the control share acquisition statute, there can be no assurance that such provision will not be amended or eliminated at any time in the future.

We may become subject to environmental liabilities.

We may become subject to environmental risks when we acquire interests in properties with material environmental problems. Such environmental risks include the risk that operating costs and values of these assets may be adversely affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Such laws often impose liability regardless of whether the owner or operator knows of, or was responsible for, the presence of such hazardous or toxic substances. The costs of investigation, remediation or removal of hazardous substances could exceed the value of the property. Our income and ability to make distributions to our stockholders could be affected adversely by the existence of an environmental liability with respect to our properties.

There is a limitation on the liability of BlackRock.

Pursuant to the management agreement, BlackRock will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of the Board of Directors in following or declining to follow its advice or recommendations. BlackRock and its directors and officers will not be liable to Anthracite, any of our subsidiaries, the unaffiliated directors, our stockholders or any subsidiary’s stockholders for acts performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the management agreement. We have agreed to indemnify BlackRock and its directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of BlackRock not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement.

Our investments may be illiquid and their value may decrease.

Many of our assets are relatively illiquid. In addition, certain of the mortgage-backed securities that we have acquired or we will acquire will include interests that have not been registered under the relevant securities laws, resulting in a prohibition against transfer, sale, pledge or other disposition of those mortgage-backed securities except in a transaction that is exempt from the registration requirements of, or otherwise in accordance with, those laws. Our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited. No assurances can be given that the fair market value of any of our assets will not decrease in the future.

 Use of Proceeds

Unless otherwise specified in a prospectus supplement, we intend to use the proceeds of any securities sold for general corporate purposes, including acquisitions.

 Ratio of Earnings to Fixed Charges

The following table displays our ratio of earnings to fixed charges.

	For The Year Ended December 31, 2001	For The Year Ended December 31, 2000	For The Year Ended December 31, 1999	For The Period March 24, 1998 Through December 31, 1998
Ratio of earnings to fixed charges	1.98X	1.77X	2.03X	0.94X

Earnings were inadequate to cover fixed charges (loss of $1.4 million) for the fiscal year ended December 31, 1998. The loss included a non-recurring realized loss of $18.44 million. Excluding the non-recurring loss, the ratio of earnings to fixed charges was 1.69x.

Ratio of Earnings to Combined Fixed Charges
 And Preferred Stock Dividends

	For The Year Ended December 31, 2001	For The Year Ended December 31, 2000	For The Year Ended December 31, 1999	For The Period March 24, 1998 Through December 31, 1998
Ratio of earnings to combined fixed charges and preferred stock dividends	1.69X	1.55X	2.01X	0.94X

 Description of Securities

This prospectus contains a summary of the common stock, preferred stock, debt securities and warrants to purchase our common stock or preferred stock. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms and conditions for each security.

 Description of Capital Stock

Our authorized capital stock consists of 500,000,000 shares of capital stock, 400,000,000 of such shares being common stock, par value $.001 per share, and 100,000,000 shares being preferred stock, par value $.001 per share, issuable in one or more series. As of March 25, 2002, 45,924,297 shares of common stock were issued and outstanding. 2,212,697 shares of 10% Series B Cumulative Redeemable Convertible Preferred Stock were issued and outstanding as of March 25, 2002. The Series B Preferred Stock is convertible into 3,237,065 shares of our common stock at a conversion price of $17.09 per share.

No warrants to purchase either common stock or preferred stock were issued or outstanding as of March 25, 2002.

 Common Stock

Voting Rights.    Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by our stockholders, subject to the provisions of our charter regarding the ownership of shares of common stock in excess of the ownership limitations described below under ‘‘Repurchase of Shares and Restrictions on Transfer.’’

Dividends.    The holders of outstanding shares of common stock, subject to any preferences that may be applicable to any outstanding series of preferred stock, are entitled to receive ratably such dividends out of assets legally available for that purpose at such times and in such amounts as the board of directors may from time to time determine.

Liquidation and Dissolution.    Upon liquidation or dissolution of Anthracite, the holders of the common stock will be entitled to share ratably in our assets legally available for distribution to stockholders after payment of, or provision for, all known debts and liabilities and subject to the prior rights of any holders of any preferred stock then outstanding.

Other Rights.    Holders of the common stock generally have equal dividend, distribution, liquidation and other rights, and shall have no preference, conversion, exchange, appraisal, preemptive or cumulative voting rights. All outstanding shares of the common stock are, and any common shares offered by a prospectus supplement, when issued, will be, duly authorized, fully paid and non-assessable by Anthracite.

Transfer Agent and Registrar

The Bank of New York acts as transfer agent and registrar for the common stock.

Preferred Stock

General.    We are authorized to issue 100,000,000 shares of preferred stock. 2,212,697 shares of 10% Series B Preferred Stock were issued and outstanding as of March 25, 2002. The Series B Preferred Stock is convertible into 3,237,065 shares of our common stock at a conversion price of $17.09 per share. No warrants to purchase either common stock or preferred stock were issued or outstanding as of March 25, 2002. Our board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the number of shares, dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking funds, and any other rights, preferences, privileges and restrictions applicable to each such series of preferred stock. The issuance of preferred stock could have the effect of making an attempt to gain control of us more difficult by means of a merger, tender offer, proxy contest or otherwise. The preferred stock, if issued, would have a preference on dividend payments that could affect our ability to make dividend distributions to the common stockholders. The preferred stock will, when issued, be duly authorized, fully paid and non-assessable by Anthracite.

A prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering. They will include:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

•	whether dividends shall be cumulative or non cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

•	the procedures for an auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	any voting rights of the preferred stock;

•	the provisions for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price or the manner of calculating the conversion price and conversion period;

•	if appropriate, a discussion of Federal income tax consequences applicable to the preferred stock;

•	any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to assist us in qualifying as a REIT;

•	all series of preferred stock will rank on a parity with each other unless otherwise specified in the charter and will rank senior to common stock with respect payment of dividends and distribution of assets upon liquidation; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Conversion or Exchange.    The terms, if any, on which the preferred stock may be convertible into or exchangeable for our common stock or other securities will be stated in the preferred stock prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our common stock or other securities to be received by the holders of preferred stock would be subject to adjustment.

Description of Warrants

We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently or together with any offered securities and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent specified in the agreement and us. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currencies in which the price or prices of the warrants may be payable;

•	the designation, amount and terms of the offered securities purchasable

•	upon exercise of the warrants;

•	the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with the security;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	if appropriate, a discussion of Federal income tax consequences; and

•	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Repurchase of Shares and Restrictions On Transfer

Two of the requirements for qualification as a real estate investment trust are that

(1)	during the last half of each taxable year for which a REIT election is made, other than the first taxable year for which a REIT election is made, not more than 50% in value of the outstanding shares may be owned directly or indirectly by five or fewer individuals. This requirement is known as the ‘‘5/50 Rule’’; and

(2)	there must be at least 100 stockholders on 335 days of each taxable year of 12 months, other than the first taxable year for which a REIT election is made.

To assist us in meeting these requirements, the charter prohibits any person from acquiring or holding, directly or indirectly, in excess of 9.8%, in value or in number of shares, whichever is more restrictive, of the number of our outstanding shares of common stock or any class of preferred stock. For this purpose, the term ‘‘ownership’’ is defined in accordance with the REIT Provisions of the Internal Revenue Code and the constructive ownership provisions of Section 544 of the Internal Revenue Code, as modified by Section 856(h)(1)(B) of the Internal Revenue Code. Subject to certain limitations, our board of directors may modify the ownership limitations provided such action does not affect our qualification as a REIT.

For purposes of the 5/50 Rule, the constructive ownership provisions applicable under Section 544 of the Internal Revenue Code

(1)	attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries,

(2)	attribute ownership of securities owned by certain family members to other members of the same family, and

(3)	treat securities with respect to which a person has an option to purchase as actually owned by that person.

These rules will be applied in determining whether a person holds shares of common stock or preferred stock in violation of the ownership limitations specified in the articles of amendment and restatement. Accordingly, under certain circumstances, shares of common stock or preferred stock owned by a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the ownership limitations specified in the charter. Ownership of shares of common stock through such attribution is generally referred to as constructive ownership. The 100 stockholder test is determined by actual, and not constructive, ownership.

The articles of amendment and restatement further provide that if any transfer of shares of common stock which, if effective, would

(1)	result in any person beneficially or constructively owning shares of common stock in excess or in violation of the 9.8% ownership limitations described above,

(2)	result in our stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution, or

(3)	result in us being ‘‘closely held’’ under Section 856(h) of the Internal Revenue Code,

then that number of shares of common or preferred stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations, rounded to the nearest whole shares, shall be automatically transferred to a trustee as trustee of a trust for the exclusive benefit of one or more charitable beneficiaries, and the intended transferee shall not acquire any rights in such shares. Shares of common or preferred stock held by the trustee shall be issued and outstanding shares of common or preferred stock. The intended transferee shall not benefit economically from owning any shares held in the trust, shall have no rights to dividends, and shall possess no rights to vote or other rights attributable to the shares held in the trust. The trustee shall have all voting rights and rights to dividends or other distributions with respect to shares held in the trust, which will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid to the intended transferee before our discovery that shares of common or preferred stock have been transferred to the trustee shall be paid with respect to such shares to the trustee by the intended transferee upon demand and any dividend or other distribution authorized but unpaid shall be paid to the trustee. Our board of directors may, in its discretion, modify these restrictions on owning shares in excess of the ownership limitations, to the extent such modifications do not affect our qualification as a REIT.

Within 20 days of receiving notice from us that shares of common or preferred stock have been transferred to the trust, the trustee shall sell the shares held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations specified in the charter. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee and to the charitable beneficiary as follows: The intended transferee shall receive the lesser of (1) the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event causing the shares to be held in the trust, e.g., in the case of a gift, devise or other such transaction, the market price, as defined below, of the shares on the day of the event causing the shares to be held in the trust, and (2) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. Any net sales proceeds in excess of the amount payable to the intended transferee shall be immediately paid to the charitable beneficiary. In addition, shares of common or preferred stock transferred to the trustee shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust or, in the case of a devise or gift, the market price at the time of such devise or gift, and (2) the market price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the trustee has sold shares held in the trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee.

The term ‘‘market price’’ on any date shall mean, with respect to any class or series of outstanding shares of our stock, the closing price, as defined below, for such shares on such date. The ‘‘closing price’’ on any date shall mean the last sale price for such shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such shares are not listed or admitted to trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc., Automated Quotation Systems, or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by our board of directors or, in the event that no trading price is available for such shares, the fair market value of the shares, as determined in good faith by our board of directors.

Every owner of more than 5%, or such lower percentage as required by the Internal Revenue Code or the regulations promulgated under the Internal Revenue Code, of the outstanding shares or any class or series of our stock, within 30 days after the end of each taxable year, is required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock beneficially owned and a description of the manner in which such shares are held. Each owner of more than 5% shall provide to us additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitations.

Material Provisions of Maryland Law and of Our Charter and Bylaws

The following is a summary of the material provisions of the Maryland General Corporation Law, as amended from time to time, and of our charter and bylaws. It does not restate the material provisions completely. We urge you to read our charter and bylaws, copies of which are incorporated by reference into the registration statement of which this prospectus is a part. See ‘‘Where You Can Find More Information.’’ For a description of additional restrictions on transfer of the common stock, see ‘‘Description of Capital Stock — Repurchase of Shares and Restrictions on Transfer.’’

Removal of Directors

The charter provides that a director may be removed from office at any time for cause by the affirmative vote of the holders of at least two-thirds of the votes of the shares entitled to be cast in the election of directors.

Staggered Board

The charter and bylaws divide the board of directors into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered three-year terms. The classification of the board of directors will make it more difficult for stockholders to change the composition of the board of directors because only a minority of the directors can be elected at any one time. The classification provisions could also discourage a third party from accumulating our stock or attempting to obtain control of us, even though this attempt might be beneficial to us and some, or a majority, of our stockholders. Accordingly, under certain circumstances stockholders could be deprived of opportunities to sell their shares of common stock or preferred stock at a higher price than might otherwise be available.

Business Combinations

Under the MGCL, certain ‘‘business combinations’’ including a merger, consolidation, share exchange or, in some circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and an ‘‘interested stockholder’’ or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. An interested stockholder is defined in the MGCL as any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation. During the five year period, any applicable business combination must be recommended by the board of directors of that corporation and approved by the affirmative vote of at least

(a)	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and

(b)	two-thirds of the votes entitled to be cast by holders of voting Stock of the corporation other than shares held by the interested stockholder with whom, or with whose affiliate, the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price, as defined in the MGCL, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. The MGCL does not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation before the interested stockholder becomes an interested stockholder.

Control Share Acquisitions

The MGCL provides that ‘‘control shares’’ of a Maryland corporation acquired in a ‘‘control share acquisition’’ have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer, by officers or by directors who are employees of the corporation. ‘‘Control shares’’ are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

(1)	one-tenth or more but less than one-third,

(2)	one-third or more but less than a majority or

(3)	a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A ‘‘control share acquisition’’ means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply

•	to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or

•	to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of common stock. We cannot give any assurance that such provision will not be amended or eliminated at any time in the future.

Amendment to the Charter

We reserve the right from time to time to make any amendment to our charter that is authorized by law at present or in the future, including any amendment which alters the contract rights as expressly stated in the charter, of any shares of outstanding stock. The charter may be amended only by the affirmative vote of holders of shares entitled to cast at least a majority of all the votes entitled to be cast on the matter; provided, however, that provisions relating to the indemnification of our present and former directors and officers, our election to be taxed as a REIT, the removal of directors for cause and dissolution of Anthracite may be amended only by the affirmative vote of a majority of the board of directors and the holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast in the election of directors.

Dissolution of Anthracite

The dissolution of Anthracite must be approved by the affirmative vote of at least two-thirds of all of the votes ordinarily entitled to be cast in the election of directors, voting together as a single class, and the affirmative vote of holders of at least two-thirds of any series or class of stock expressly granted a series or class vote on the dissolution of Anthracite in the resolutions providing for such series or class. Before such vote, the dissolution must be approved by a majority of the board of directors.

Advance Notice of Director Nominations and New Business The bylaws provide that

(a)	with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only

(1)	pursuant to our notice of the meeting,

(2)	by the board of directors or,

(3)	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures specified in the bylaws, and

(b)	with respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the board of directors or

(c)	provided that the board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions specified in the bylaws.

Possible Anti-takeover Effect of Material Provisions of Maryland Law and of the Charter and Bylaws

The business combination provisions and, if the applicable provision in the bylaws is rescinded, the control share acquisition provisions of the MGCL, the provisions of the charter creating a staggered board and the advance notice provisions of the bylaws could delay, defer or prevent a change in control of Anthracite or other transaction that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Reports to Stockholders

We will furnish our stockholders with annual reports containing audited financial statements and such other periodic reports as we may determine to furnish or as may be required by law.

 Description of Debt Securities

The following description contains general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may not apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. For more information please refer to the senior indenture among a trustee to be selected and us, relating to the issuance of the senior notes, and the subordinated indenture among a trustee to be selected and us, relating to issuance of the subordinated notes. Forms of these documents are filed as exhibits to the registration statement, which includes this prospectus.

As used in this prospectus, the term indentures refers to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. As used in this prospectus, the term trustee refers to either the senior trustee or the subordinated trustee, as applicable.

The following are summaries of material provisions of the senior indenture and the subordinated indenture. They do not restate the indentures in their entirety. We urge you to read the indentures applicable to a particular series of debt securities because they, and not this description, define your rights as the holders of the debt securities. Except as otherwise indicated, the terms of the senior indenture and the subordinated indenture are identical.

General

Each prospectus supplement will describe the following terms relating to a series of notes:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not such series of notes will be issued in global form, the terms and who the depository will be;

•	the maturity date(s);

•	the annual interest rate(s) (which may be fixed or variable) or the method for determining the rate(s) and the date(s) interest will begin to accrue, the date(s) interest will be payable and the regular record dates for interest payment dates or the method for determining such date(s);

•	the place(s) where payments shall be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price(s) at which, such series of notes may, pursuant to any optional redemption provisions, be redeemed at our option, and other related terms and provisions;

•	the date(s), if any, on which, and the price(s) at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the Holder’s option to purchase, such series of notes and other related terms and provisions;

•	the denominations in which such series of notes will be issued, if in other than denominations of $1,000 and any integral multiple thereof; and

•	any mandatory or optional sinking fund or similar provisions;

•	the currency or currency units of payment of the principal of, premium, if any, and interest on the notes;

•	any index used to determine the amount of payments of the principal of, premium, if any, and interest on the notes and the manner in which such amounts shall be determined;

•	the terms pursuant to which such notes are subject to defeasance;

•	the terms and conditions, if any, pursuant to which such notes are secured;

•	any other terms (which terms shall not be inconsistent with the Indenture).

The notes may be issued as original issue discount securities. An original issue discount security is a note, including any zero-coupon note, which:

•	is issued at a price lower than the amount payable upon its stated maturity and

•	provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity, shall become due and payable.

United States federal income tax consequences applicable to notes sold at an original issue discount will be described in the applicable prospectus supplement. In addition, United States federal income tax or other consequences applicable to any notes which are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Under the indentures, we will have the ability, in addition to the ability to issue notes with terms different from those of notes previously issued, without the consent of the holders, to reopen a previous issue of a series of notes and issue additional notes of that series, unless the reopening was restricted when the series was created, in an aggregate principal amount determined by us.

Conversion or Exchange Rights

The terms, if any, on which a series of notes may be convertible into or exchangeable for our common stock or other securities will be described in the prospectus supplement relating to that series of notes. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our common stock or other securities to be received by the holders of the series of notes would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of their assets. However, any successor or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of notes issued:

•	failure to pay interest when due and such failure continues for 30 days and the time for payment has not been extended or deferred;

•	failure to pay the principal (or premium, if any) when due;

•	failure to observe or perform any other covenant contained in the notes or the indentures (other than a covenant specifically relating to another series of notes), and such failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of that series; and

•	certain events of bankruptcy, insolvency or reorganization of Anthracite.

If an event of default with respect to notes of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice in writing to us (and to the trustee if notice is given by such holders), may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to such series and its consequences, except defaults or events of default regarding:

•	payment of principal, premium, if any, or interest; or

•	certain covenants containing limitations on our ability to pay dividends and make payments on debt securities in certain circumstances.

Any such waiver shall cure such default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series, provided that:

•	it is not in conflict with any law or the applicable indenture;

•	the trustee may take any other action deemed proper by it which is not inconsistent with such direction; and

•	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute such proceedings as trustee; and

•	the trustee does not institute such proceeding, and does not receive from the holders of a majority in the aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after such notice, request and offer.

These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

We will periodically file statements with the trustee regarding our compliance with certain of the covenants in the indentures.

Modification of Indenture; Waiver

Anthracite and the trustee may change an indenture without the consent of any holders with respect to certain matters, including:

•	to fix any ambiguity, defect or inconsistency in such indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we can make the following changes only with the consent of each holder of any outstanding notes affected:

•	extending the fixed maturity of such series of notes;

•	change any of our obligations to pay additional amounts;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any such notes;

•	reducing the percentage of notes, the holders of which are required to consent to any amendment.

•	reduce the amount of principal of an original issue discount security or any other note payable upon acceleration of the maturity thereof,

•	change currency in which any note or any premium or interest is payable,

•	impair the right to enforce any payment on or with respect to any note,

•	adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, such note, if applicable,

•	in the case of the subordinated indenture, modify the subordination provisions in a manner adverse to the holders of the subordinated notes,

•	if the notes are secured, change the terms and conditions pursuant to which the notes are secured in a manner adverse to the holders of the secured notes,

•	reduce the percentage in principal amount of outstanding notes of any series, the consent of whose holders is required for modification or amendment of the applicable indenture or for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults,

•	reduce the requirements contained in the applicable indenture for quorum or voting,

•	change any of our obligations to maintain an office or agency in the places and for the purposes required by the indentures, or

•	modify any of the above provisions.

Form, Exchange, and Transfer

The notes of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $1 ,000 and any integral multiple thereof. The indentures will provide that notes of a series may be issuable in temporary or permanent global form and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to such series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, notes of any series will be exchangeable for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, notes may be presented for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed, duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for such purpose. Unless otherwise provided in the notes to be transferred or exchanged, we will not require a service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. The security registrar and any transfer agent initially designated by us for any notes will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

If the notes of any series are to be redeemed, we will not be required to:

•	issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such notes that may be selected for redemption and ending at the close of business on the day of such mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any such notes being redeemed in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only such duties as are specifically described in the indentures and, upon an event of default under an indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any notes on any interest payment date will be made to the person in whose name such notes or one or more predecessor securities are registered at the close of business on the regular record date for such interest.

Principal of and any premium and interest on the notes of a particular series will be payable at the office of the paying agents designated by us, except that unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise indicated in such prospectus supplement, the corporate trust office of the trustee in The City of New York will be designated as our sole paying agent for payments with respect to notes of each series. Any other paying agents initially designated by us for the notes of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the notes of a particular series.

All moneys paid by us to a paying agent or the trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to us, and the holder of the security may then look only to us for payment.

Governing Law

The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York except to the extent that the Trust Indenture Act shall be applicable.

Subordination of Subordinated Notes

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue, nor does it limit us from issuing any other secured or unsecured debt.

 Federal Income Tax Considerations

The following is a summary of the federal income tax consequences that are anticipated to be material to an investor in the common stock of anthracite. This summary is based on current law, is for general information only and is not tax advice. The tax consequences related to an investment in anthracite may vary depending on an investor’s particular situation and this discussion does not purport to discuss all aspects of taxation that may be relevant to a holder of our securities in light of his or her personal investment or tax circumstances, or to holders of our securities subject to special treatment under the federal income tax laws. Investors subject to special treatment include, without limitation, insurance companies, financial institutions, broker-dealers, tax-exempt organizations, investors holding securities as part of a conversion transaction, or a hedge or hedging transaction or as a position in a straddle for tax purposes, foreign corporations or partnerships, and persons who are not citizens or residents of the united states. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to you as a holder of our securities.

Based on various factual representations made by us regarding our operations and income, in the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, our tax counsel, commencing with our taxable year ended December 31, 1998, we have been organized in conformity with the requirements for qualification as a REIT under the Code, and our method of operating has enabled us, and will enable us, to meet the requirements for qualification and taxation as a REIT. It must be emphasized that this opinion is: based on various assumptions relating to the validity, authenticity, accuracy and enforceability of documents delivered by us to Skadden, Arps, Slate, Meagher & Flom LLP; and conditioned upon representations made by us, as to various factual matters. Moreover, our qualification as a REIT depends upon our ability to meet the various requirements imposed under the Code through actual operations. Skadden, Arps, Slate, Meagher & Flom LLP will not review our operations, and no assurance can be given that actual operations will meet these requirements. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not binding on the Internal Revenue Service (‘‘IRS’’) or any court. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is based upon existing law, IRS regulations and currently published administrative positions of the IRS and judicial decisions, all of which are subject to change either prospectively or retroactively.

The information in this summary is based on the Internal Revenue Code of 1986, as amended, (the ‘‘Code’’) current, temporary and proposed Treasury regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions, all as of the date of this prospectus. The administrative interpretations and practices of the Internal Revenue Service upon which this summary is based include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the taxpayers who requested and received such rulings. Future legislation, Treasury regulations, administrative interpretations and practices, and court decisions may affect the tax consequences contained in this summary, possibly on a retroactive basis. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment, and the statements in this prospectus are not binding on the Internal Revenue Service or a court. Thus, we can provide no assurance that the tax consequences contained in this summary will not be challenged by the Internal Revenue Service or sustained by a court if challenged by the Internal Revenue Service.

You are urged to consult your tax advisor regarding the specific tax consequences to you of (1) the acquisition, ownership and sale or other disposition of our securities, including the federal, state, local, foreign and other tax consequences, (2) our election to be taxed as a real estate investment trust for federal income tax purposes and (3) potential changes in applicable tax laws.

Taxation of Anthracite — General

Commencing with our taxable year ended December 31, 1998, we have elected to be taxed as a REIT under Sections 856 through 860 of the Code. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Code, and we intend to continue to operate in this manner. Our qualification and taxation as a REIT, however, depend upon our ability to meet, through actual annual operating results, certain asset levels, distribution levels, diversity of stock ownership, and various other requirements imposed under the Code. Accordingly, there can be no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. See ‘‘— Failure to Qualify.’’

The sections of the Code that relate to the qualification and taxation of REITs are highly technical and complex. The following describes the material aspects of the sections of the Code that govern the Federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code.

Provided we qualify for taxation as a REIT, we generally will not be subject to Federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the ‘‘double taxation’’ that generally results from an investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when such income is distributed. Even if we qualify for taxation as a REIT, however, we will be subject to Federal income taxation as follows:

•	We will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	We may be required to pay the ‘‘alternative minimum tax’’ on items of tax preference, if any.

•	If we have (a) net income from the sale or other disposition of ‘‘foreclosure property’’ which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. In general, foreclosure property is property acquired through foreclosure after a default on a loan secured by the property or on a lease of the property.

•	We will be required to pay a 100% tax on any net income from prohibited transactions. In general, prohibited transactions are sales or other taxable dispositions of property, other than foreclosure property, held for sale to customers in the ordinary course of business. Further we will be required to pay a 100% tax in respect of amounts that are treated by us as rents from real property but are properly allocable or attributable under the Code to services rendered by a taxable REIT subsidiary (see below).

•	If we fail to satisfy the 75% or 95% gross income tests, as described below, but have maintained our qualification as a REIT, we will be required to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test multiplied by (b) a fraction intended to reflect our profitability.

•	We will be required to pay a 4% excise tax on the amount by which our annual distributions to our stockholders is less than the sum of (1) 85% of our ordinary income for the year, (2) 95% of our real estate investment trust capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•	If we acquire an asset from a corporation which is not a REIT in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the transferor corporation, and we subsequently sell the asset within ten years, then under Treasury regulations not yet finalized, we would be required to pay tax at the highest regular corporate tax rate on this gain to the extent (a) the fair market value of the asset exceeds (b) our adjusted tax basis in the asset, in each case, determined as of the date on which we acquired the asset. The results described in this paragraph assume that we will elect this treatment in lieu of an immediate tax when the asset is acquired.

•	We will generally be subject to tax on the portion of any ‘‘excess inclusion’’ income derived from an investment in residual interests in real estate mortgage investment conduits to the extent our stock is held by specified tax exempt organizations not subject to tax on unrelated business taxable income.

Requirements for Qualification as a Real Estate Investment Trust

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates of beneficial ownership to its owners;

(3)	that would be taxable as a regular corporation, but for its election to be taxed as a REIT;

(4)	that is not a financial institution or an insurance company under the Code;

(5)	that is owned by 100 or more persons;

(6)	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, as defined in the Code to include some entities, during the last half of each year; and

(7)	that meets other tests, described below, regarding the nature of its income and assets, and the amount of its distributions.

The Code provides that conditions (1) to (4) must be met during the entire year and that condition (5) must be met during at least 335 days of a year of twelve months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not apply to the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), tax-exempt entities are generally treated as individuals, subject to a ‘‘look-through’’ exception for pension funds.

Our charter provides for restrictions regarding ownership and transfer of our stock. These restrictions are intended to assist us in satisfying the share ownership requirements described in (5) and (6) above. These stock ownership and transfer restrictions are described in ‘‘Description of Capital Stock — Restrictions on Ownership and Transfer.’’ These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in

(5) and (6) above. If we fail to satisfy these share ownership requirements, our status as a REIT would terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to determine the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we would not be disqualified as a REIT.

In addition, a corporation may not qualify as a REIT unless its taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of a Partnership Interest

The Treasury regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership, and we will be deemed to be entitled to our proportionate share of the gross income of the partnership. The character of the assets and gross income of the partnership generally retains the same character in our hands for purposes of satisfying the gross income and asset tests described below.

Taxable REIT Subsidiaries

REITs are permitted to own up to 100% of the shares in a corporation that elects to be treated as a taxable REIT subsidiary (‘‘taxable REIT subsidiary’’). In order to obtain taxable REIT subsidiary status, the corporation and the REIT must file a joint election with the Internal Revenue Service. A taxable REIT subsidiary pays tax at regular corporate income rates on any income it earns. Moreover, the Code contains rules (including a limitation on interest deductions and rules requiring the imposition of taxes on the REIT at a rate of 100% on certain reallocated income and expenses) to ensure that contractual arrangements between a taxable REIT subsidiary and its beneficial owners are at arm’s length. Securities in taxable REIT subsidiaries will not qualify as ‘‘real estate assets’’ for the purposes of the 75% asset test described below under the heading Federal Income Tax Considerations — Asset Test.

Qualified REIT Subsidiaries

A ‘‘qualified REIT subsidiary’’ is a corporation, all of the stock of which is owned by a REIT. Under the Code, a qualified REIT subsidiary is not treated as a separate corporation from the REIT. Rather, all of the assets, liabilities, and items of income, deduction, and credit of the qualified REIT subsidiary are treated as the assets, liabilities, and items of income, deduction, and credit of the REIT for purposes of the REIT income and asset tests described below. A qualified REIT subsidiary does not include a corporation that elects to be treated as a taxable REIT subsidiary.

Income Tests

We must meet two annual gross income requirements to qualify as a REIT. First, each year we must derive, directly or indirectly, at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including ‘‘rents from real property’’ and mortgage interest, or from specified temporary investments. Second, each year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from investments meeting the 75% test described above, or from dividends, interest and gain from the sale or disposition of stock or securities. For these purposes, the term ‘‘interest’’ generally does not include any interest of which the amount received depends on the income or profits of any person. An amount will generally not be excluded from the term ‘‘interest,’’ however, if such amount is based on a fixed percentage of receipts or sales.

Any amount includable in gross income by us with respect to a regular or residual interest in a real estate mortgage investment conduit is generally treated as interest on an obligation secured by a mortgage on real property for purposes of the 75% gross income test. If, however, less than 95% of the assets of a real estate mortgage investment conduit consist of real estate assets, we will be treated as receiving directly our proportionate share of the income of the real estate mortgage investment conduit, which would generally include non-qualifying income for purposes of the 75% gross income test. In addition, if we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the principal amount of the loan exceeds the fair market value of the real property on the date we purchased the mortgage loan, interest income on the loan will be apportioned between the real property and the other property, which apportionment would cause us to recognize income that is not qualifying income for purposes of the 75% gross income test.

In general, and subject to the exceptions in the preceding paragraph, the interest, original issue discount, and market discount income that we derive from investments in mortgage backed securities, and mortgage loans will be qualifying interest income for purposes of both the 75% and the 95% gross income tests. It is possible, however, that interest income from a mortgage loan may be based in part on the borrower’s profits or net income, which would generally disqualify such interest income for purposes of both the 75% and the 95% gross income tests.

We may acquire construction loans or mezzanine loans that have shared appreciation provisions. To the extent interest on a loan is based on the cash proceeds from the sale or value of property, income attributable to such provision would be treated as gain from the sale of the secured property, which generally should qualify for purposes of the 75% and 95% gross income tests.

We may employ, to the extent consistent with the REIT Provisions of the Code, forms of securitization of our assets under which a ‘‘sale’’ of an interest in a mortgage loan occurs, and a resulting gain or loss is recorded on our balance sheet for accounting purposes at the time of sale. In a ‘‘sale’’ securitization, only the net retained interest in the securitized mortgage loans would remain on our balance sheet. We may elect to conduct certain of our securitization activities, including such sales, through one or more taxable subsidiaries, or through qualified REIT subsidiaries, formed for such purpose. To the extent consistent with the REIT Provisions of the Code, such entities could elect to be taxed as real estate mortgage investment conduits or financial asset securitization investment trusts.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any year, we may still qualify as a REIT if we are entitled to relief under the Code. Generally, we may be entitled to relief if:

•	our failure to meet the gross income tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our Federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with the intent to evade tax.

It is not possible to state whether in all circumstances we would be entitled to rely on these relief provisions. If these relief provisions do not apply to a particular set of circumstances, we would not qualify as a REIT. As discussed above in ‘‘— Taxation of Anthracite — General,’’ even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our income that does not meet the gross income tests. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodically monitoring our income.

Foreclosure Property

Net income realized by us from foreclosure property would generally be subject to tax at the maximum Federal corporate tax rate. Foreclosure property includes real property and related personal property that (1) is acquired by us through foreclosure following a default on indebtedness owed to us that is secured by the property and (2) for which we make an election to treat the property as foreclosure property.

Prohibited Transaction Income

Any gain realized by us on the sale of any property, other than foreclosure property, held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be prohibited transaction income, and subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. While the Treasury regulations provide standards which, if met, would not result in prohibited transaction income, we may not be able to meet these standards in all circumstances.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements, or similar financial instruments. To the extent that we enter into hedging transactions to reduce our interest rate risk on indebtedness incurred to acquire or carry real estate assets, any income, or gain from the disposition of hedging transactions should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

Asset Tests

At the close of each quarter of each year, we also must satisfy four tests relating to our assets.

First, at least 75% of the value of our total assets must be real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include real estate mortgages, real property, interests in other REITs and stock or debt instruments held for one year or less that are purchased with the proceeds of a stock offering or a long-term public debt offering.

Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset class.

Third, of the investments included in the 25% asset class, the value of any one issuer’s securities that we hold may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total voting power or more than 10% of the value of the outstanding securities of any corporation which is not a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary. Under a transition rule, the limitation on owning more than 10% of the value of the outstanding securities of a corporation does not apply to securities held on July 12, 1999, provided the issuer of those securities does not engage in a substantial new line of business or acquire substantial new assets after that date and provided that we do not acquire additional securities in such issuer after that date.

Finally, no more than 20% of the value of a REIT’s total assets may be represented by securities of one or more taxable REIT subsidiaries.

We expect that any mortgage backed securities, real property, and temporary investments that we acquire will generally be qualifying assets for purposes of the 75% asset test, except to the extent that less than 95% of the assets of a real estate mortgage investment conduit in which we own an interest consists of ‘‘real estate assets.’’ Mortgage loans, including distressed mortgage loans, construction loans, bridge loans, and mezzanine loans also will generally be qualifying assets for purposes of the 75% asset test to the extent that the principal balance of each mortgage loan does not exceed the value of the associated real property.

We anticipate that we may securitize all or a portion of the mortgage loans which we acquire, in which event we will likely retain certain of the subordinated and interest only classes of mortgage backed securities which may be created as a result of such securitization. The securitization of mortgage loans may be accomplished through one or more real estate mortgage investment conduits established by us or, if a non-real estate mortgage investment conduit securitization is desired, through one or more qualified REIT subsidiaries or taxable subsidiaries established by us. The securitization of the mortgage loans through either one or more real estate mortgage investment conduits or one or more qualified REIT subsidiaries or taxable subsidiaries should not affect our qualification as a REIT or result in the imposition of corporate income tax under the taxable mortgage pool rules. Income realized by us from a real estate mortgage investment conduit securitization could, however, be subject to a 100% tax as a ‘‘prohibited transaction.’’ See ‘‘— Prohibited Transaction Income.’’

After meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. In addition, if we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter.

We will monitor the status of the assets that we acquire for purposes of the various asset tests and we will manage our portfolio in order to comply with such tests.

Annual Distribution Requirements

To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of (1) 90% of our ‘‘REIT taxable income’’ and (2) 90% of our after tax net income, if any, from foreclosure property, minus (3) the sum of certain items of noncash income. In general, ‘‘REIT taxable income’’ means taxable ordinary income without regard to the dividends paid deduction. In addition, if we dispose of any asset within 10 years of acquiring it from a taxable C corporation in a tax free reorganization or any other similar carry over basis transaction, we will be required, under Treasury regulations not yet promulgated, to distribute at least 90% of the after-tax built-in gain, if any, recognized on the disposition of the asset.

We are required to distribute income in the taxable year which it is earned, or in the following taxable year before we timely file our tax return if such dividend distributions are declared and paid on or before our first regular dividend payment. Except as provided in ‘‘— Taxation of Taxable U.S. Stockholders’’ below, these distributions are taxable to holders of common stock in the year in which paid, even though these distributions relate to our prior year for purposes of our 95% distribution requirement. To the extent that we do not distribute all of our net capital gain or distribute at least 95%, but less than 100% or our ‘‘REIT taxable income,’’ we will be subject to tax at regular corporate tax rates.

From time to time we may not have sufficient cash or other liquid assets to meet the above distribution requirements due to timing differences between the actual receipt of cash and payment of expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, in order to meet the REIT distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable stock dividends.

Under certain circumstances, we may be able to rectify a failure to meet a distribution requirement for a year by paying ‘‘deficiency dividends’’ to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being subject to tax on amounts distributed as deficiency dividends. We will be required, however, to pay interest based upon the amount of any deduction claimed for deficiency dividends. In addition, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute each year at least the sum of 85% of our ordinary income for the year, 95% of our capital gain income for the year, and any undistributed taxable income from prior periods.

Record Keeping Requirements

We are required to maintain records and request on an annual basis information from specified stockholders. This requirement is designed to disclose the actual ownership of our outstanding stock.

Failure to Qualify

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code described above do not apply, we will be subject to tax, including any applicable alternative minimum tax, and possibly increased state and local taxes, on our taxable income at regular corporate rates. Such taxation would reduce the cash available for distribution by us to our stockholders. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. If we fail to qualify as a REIT, distributions to our stockholders will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits and, subject to certain limitations of the Code, corporate stockholders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we would also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to statutory relief.

Taxation of Taxable U.S. Stockholders

When we use the term ‘‘U.S. stockholders,’’ we mean a holder of shares of our stock who is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation and created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless Treasury regulations provide otherwise;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons whom have the authority to control all substantial decisions of the trust.

Distributions Generally

Distributions out of our current or accumulated earnings and profits, other than capital gain dividends will be taxable to our U.S. stockholders as ordinary income. Provided we qualify as a REIT, our dividends will not be eligible for the dividends received deduction generally available to U.S. stockholders that are corporations.

To the extent that we make distributions in excess of our current and accumulated earnings and profits, our distributions will be treated as a tax-free return of capital to each U.S. stockholder, and will reduce the adjusted tax basis which each U.S. stockholder has in its shares of stock by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder’s adjusted tax basis in its shares will be taxable as capital gain, provided that the shares have been held as capital assets, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and pay to a stockholder of record on a specified date in any of those months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend in January of the following year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions

Distributions designated as net capital gain dividends will be taxable to our U.S. stockholders as capital gain income to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. stockholder has held his shares. Such capital gain income will be taxable to non-corporate U.S. stockholders at a 20% or 25% rate based on the characteristics of the asset we sold that produced the gain. U.S. stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

Retention of Net Capital Gains

We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains. If we make this election, we would pay tax on such retained capital gains. In such a case, our stockholders would generally:

•	include their proportionate share of our undistributed net capital gains in their taxable income;

•	receive a credit for their proportionate share of the tax paid by us; and

•	increase the adjusted basis of their stock by the difference between the amount of their capital gain and their share of the tax paid by us;

Passive Activity Losses and Investment Interest Limitations

Distributions we make, and gain arising from the sale or exchange by a U.S. stockholder of our shares, will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any ‘‘passive losses’’ against income or gain relating to our stock. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Stock

If you are a U.S. stockholder and you sell or dispose of your shares of stock, you will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted tax basis in the shares of stock. This gain or loss will be capital gain or loss if you have held the stock as a capital asset, and will be long-term capital gain or loss if you have held the stock for more than one year. In general, if you are a U.S. stockholder and you recognize loss upon the sale or other disposition of stock that you have held for six months or less, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from us which were required to be treated as long-term capital gains.

Backup Withholding and Information Reporting

We report to our U.S. stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with his correct taxpayer identification number or social security number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status.

Taxation of Tax-exempt Stockholders

The Internal Revenue Service has ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder, has not held its shares as ‘‘debt financed property’’ within the meaning of the Code and the shares are not otherwise used in a unrelated trade or business, dividend income on our stock and income from the sale of our stock should not be unrelated business taxable income to a tax-exempt stockholder. Generally, debt financed property is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from Federal income taxation under Sections 501 (c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these ‘‘set aside’’ and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a ‘‘pension-held REIT’’ may be treated as unrelated business taxable income as to any pension trust which:

•	is described in Section 401(a) of the Code;

•	is tax-exempt under Section 501(a) of the Code; and

•	holds more than 10%, by value, of the equity interests in the REIT.

Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as ‘‘qualified trusts.’’

A REIT is a ‘‘pension held REIT’’ if:

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trust shall be treated, for purposes of the 5/50 Rule, as owned by the beneficiaries of the trust, rather than by the trust itself; and

•	either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income is equal to the ratio of:

•	the gross income from the unrelated business earned by the REIT, less direct expenses relating to this gross income, treating the REIT as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to

•	the total gross income of the REIT less direct expenses relating to this gross income.

A de minimis exception applies where the percentage is less than 5% for any year. As a result of the limitations on the transfer and ownership of stock contained in the charter, we do not expect to be classified as a ‘‘pension-held REIT.’’

Taxation of Non-U.S. Stockholders

The rules governing Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders (collectively, ‘‘non-U.S. stockholders’’) are complex and no attempt will be made herein to provide more than a summary of such rules.

Prospective Non-U.S. Stockholders should consult their tax advisors to determine the impact of foreign, federal, state, and local income tax laws with regard to an investment in our securities and of our election to be taxed as a real estate investment trust including any reporting requirements.

Distributions to non-U.S. stockholders that are not attributable to gain from sales or exchanges by us of U.S. real property interests and are not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will generally be subject to a withholding tax equal to 30% of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from an investment in our stock is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to Federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a non-U.S. stockholder that is a corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions made to a non-U.S. stockholder unless (i) a lower treaty rate applies and any required form, such as Form W-8BEN, evidencing eligibility for that reduced rate is filed by the non-U.S. stockholder with us or (ii) the non-U.S. stockholder files a Form W-8ECI with us claiming that the distribution is effectively connected income.

Any portion of the dividends paid to non-U.S. stockholders that is treated as excess inclusion income from a real estate mortgage investment conduit will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. In addition, if Treasury regulations are issued allocating our excess inclusion income from non-real estate mortgage investment conduits among our stockholders, some percentage of our dividends would not be eligible for exemption from the 30% withholding tax or a reduced treaty withholding tax rate in the hands of non-U.S. stockholders.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder’s stock, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-U.S. stockholder’s stock, such distributions will give rise to tax liability if the non-U.S. stockholder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits. We are also required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges of a U.S. real property interest, which includes certain interests in real property, but generally does not include mortgage loans or mortgage backed securities, will be taxed to a Non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (‘‘FIRPTA’’). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a non-U.S. stockholder as if such gain were effectively connected with a U.S. business. Non-U.S. stockholders thus would be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-U.S. corporate stockholder. We are required to withhold 35% of any distribution that is or can be designated by us as a U.S. real property capital gains dividend. The amount withheld is creditable against the non-U.S. stockholder’s FIRPTA tax liability.

Gain recognized by a non-U.S. stockholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a ‘‘domestically controlled REIT,’’ which is a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. Because our stock is publicly traded, no assurance can be given that we are or will remain a ‘‘domestically controlled REIT.’’ In addition, a non-U.S. stockholder that owns, actually or constructively, 5% or less of a class of our stock throughout a specified testing period will not recognize taxable gain on the sale of his stock under FIRPTA if the shares are traded on an established securities market.

Gain not subject to FIRPTA will be taxable to a non-U.S. stockholder if (i) the non-U.S. stockholder’s investment in the stock is effectively connected with a U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains. If the gain on the sale of the stock were to be subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations). A similar rule will apply to capital gain dividends to which FIRPTA does not apply.

Withholding tax and information reporting on disposal of REIT stock

The payment of proceeds from the disposition of common stock to or through a U.S. office of a broker will be subject to information reporting and backup withholding, unless the beneficial owner furnishes to the broker the appropriate documentation upon which the beneficial owner certifies, under penalties of perjury, among other things, its status as a non-U.S. stockholder or otherwise establishes an exemption and provided the broker does not have actual knowledge or reason to know that the beneficial owner is a U.S. stockholder.

The payment of proceeds from the disposition of common stock to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below.

In the case of proceeds from a disposition of common stock paid to or through a non-U.S. office of a broker that is:

•	a U.S. person;

•	a ‘‘controlled foreign corporation’’ for U.S. federal income tax purposes; or

•	a foreign person 50% or more of whose gross income from a specified period is effectively connected with a U.S. trade or business;

information reporting, but not backup withholding, will apply unless the broker has documentary evidence in its files that the owner is a non-U.S. stockholder and other conditions are satisfied, or the beneficial owner otherwise establishes an exemption, and the broker has no actual knowledge to the contrary.

The sale of common stock outside of the U.S. through a non-U.S. broker will also be subject to information reporting if the broker is a foreign partnership and at any time during its tax year:

•	one or more of its partners are United States persons, as defined for U.S. federal income tax purposes, who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

•	the foreign partnership is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. stockholder can be refunded or credited against the non-U.S. stockholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

Each prospective holder of common stock should consult that holder’s own tax adviser with respect to the information and backup withholding requirements.

State, Local and Foreign Taxation

We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the Federal income tax consequences summarized above. In addition, your state, local and foreign tax treatment may not conform to the Federal income tax consequences summarized above. Consequently, you should consult your tax advisor regarding the effect of state, local and foreign tax laws on an investment in our securities.

Possible Legislative or Other Actions Affecting REITs.

The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to the tax law, which may have retroactive application, could adversely affect us and our investors. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax law applicable to us or our investors will be changed.

 Plan of Distribution

We may sell common stock, preferred stock or any series of debt securities being offered by this prospectus in one or more of the following ways from time to time:

•	to underwriters for resale to the public or to institutional investors;

•	directly to institutional investors; or

•	through agents to the public or to institutional investors.

Underwriters and agents from time to time may include UBS Warburg LLC and Brinson Patrick Securities Corporation.

The prospectus supplements will describe the terms of the offering of the securities, including the name or names of any underwriters or agents, the purchase price of such securities and the proceeds to us from such sale, any underwriting discounts or agency fees and other item’s constituting underwriters’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Unless a prospectus supplement states otherwise, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the NYSE. Any common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

 Legal Opinions

The validity of the shares of common stock offered hereby will be passed upon for us by Miles & Stockbridge, a Professional Corporation, Baltimore, Maryland. Certain matters relating to federal income tax considerations will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

 Experts

The consolidated financial statements incorporated in this prospectus by reference from Anthracite Capital, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

5,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

                 , 2007

LEHMAN BROTHERS

Deutsche Bank Securities
Jefferies & Company
Stifel Nicolaus